      As filed with the Securities and Exchange Commission on June 3, 1997
                                                                       333-21719

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                                Amendment No. 1
                                       to
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ------------

                                EMB CORPORATION
                 (Name of small business issuer in its charter)


     HAWAII                     6162                    95-3811580
(State or other         (Primary Standard             (I.R.S. Employer
 jurisdiction of     Industrial Classification      Identification No.)
incorporation or          Code Number)
 organization)


  3200 BRISTOL, 8TH FLOOR                    3200 BRISTOL, 8TH FLOOR
COSTA MESA, CALIFORNIA 92626               COSTA MESA, CALIFORNIA 92626
       (714) 437-0738                (Address of principal place of business
(Address and telephone number        or intended principal place of business)
of principal executive offices)

                          JAMES E. SHIPLEY, PRESIDENT
                                EMB CORPORATION
                            3200 BRISTOL, 8TH FLOOR
                         COSTA MESA, CALIFORNIA 92626
                                (714) 437-0738
                         (Name, address and telephone
                         number, of agent for service)


                                 ------------

                                  Copies to:

                          STEPHEN A. ZRENDA, JR., ESQ.
                          STEPHEN A. ZRENDA, JR., P.C.
                               1520 LIBERTY TOWER
                               100 NORTH BROADWAY
                       OKLAHOMA CITY, OKLAHOMA 73102-8601
                                 (405) 235-2111

                                 ------------

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================
                             Number of pages in sequential number system _______
                            Index to Exhibits appears on sequential page _______

                                EMB CORPORATION

                     CROSS REFERENCE SHEET SHOWING LOCATION
     IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM SB-2

     ITEM IN PART I OF FORM SB-2                                                        LOCATION IN PROSPECTUS
     ---------------------------                                                        ----------------------

 1.  Front of Registration Statement and Outside Front Cover of Prospectus..........    Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages of Prospectus........................    Inside Front and Outside Back Cover Pages

 3.  Summary Information and Risk Factors...........................................    The Company-Summary Financial Information;
                                                                                        Risk Factors; Business

 4. Use of Proceeds.................................................................    Not Applicable

 5. Determination of Offering Price.................................................    Front Cover Page; Risk Factors

 6. Dilution........................................................................    Risk Factors

 7. Selling Security Holders........................................................    Selling Stockholder and Plan of Distribution


 8. Plan of Distribution............................................................    Front Cover Page

 9. Legal Proceedings...............................................................    Legal Proceedings

10. Directors, Executive Officers, Promoters and Control Persons....................    Management

11. Security Ownership of Certain Beneficial Owners and Management..................    Principal Stockholders; Management-Security
                                                                                        Ownership of Certain Beneficial Owners and
                                                                                        Management

12. Description of Securities.......................................................    Outside Front Cover Page; Capitalization;
                                                                                        Description of Capital Stock

13. Interest of Named Experts and Counsel...........................................    Legal Matters; Experts

14. Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities...................................................................    Management-Indemnification of Officers and
                                                                                        Directors

15. Organization Within Last Five Years.............................................    The Company; Business

16. Description of Business.........................................................    The Company; Business

17. Management's Discussion and Analysis or Plan of Operations......................    Management's Discussion and Analysis of
                                                                                        Financial Condition and Results of
                                                                                        Operations; Business

18. Description of Property.........................................................    Business-Properties

19. Certain Relationships and Related Transactions..................................    Management-Certain Relationships and Related

                                                                                        Transactions

20. Market for Common Equity and Related Stockholder Matters........................    Market Price; Description of Capital Stock

21. Executive Compensation..........................................................    Management-Compensation of Executive
                                                                                        Officers

22. Financial Statements...........................................................     Financial Statements

23. Changes in and Disagreements with Accountants on Accounting and Financial
      Disclosure...................................................................     Business-Changes in and Disagreements with
                                                                                        Accountants

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1997

PROSPECTUS

                                3,375,000 Shares

                                EMB CORPORATION

                                  Common Stock

        All of the shares of Common Stock of EMB Corporation (the "Company") offered hereby are being transferred by Sterling Alliance Group, Ltd. (the "Selling Stockholder"), the majority stockholder of the Company, to its stockholders. The Selling Stockholder intends to transfer 3,375,000 shares of the Common Stock, no par value, of the Company to its stockholders in connection with the dissolution and liquidation of the Selling Stockholder. Neither the Company nor the Selling Stockholder will receive any proceeds from the transfer of the shares by the Selling Stockholder.

        The Company independently originates and processes mortgage loans, and intends to engage in the secondary placement of real estate mortgages. The Company has an interactive software system for the origination and processing of mortgage loans which it calls Video InteractiveMortgage Process ("VIP"), which is based in part on its license of software from Virtual Lending Technology, Inc., an affiliate of the Company. This system has been linked to the ProShare(R) software developed by Intel(R) Corporation that provides direct teleconferencing and interaction between prospective mortgage borrowers and mortgage lenders. The Company licenses its mortgage software system to real estate brokers, builders, credit unions, mortgage brokers and others in connection with marketing activities for its mortgage business. See "Business".


        The Company's Common Stock is traded in the over-the-counter market (electronic bulletin board) with reported price quotations under the trading symbol EMBU. On May 30, 1997, the closing bid and asked prices of a share of the Common Stock of the Company was $2-1/8 and $2-5/8 respectively. See "Market Price".

        SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED.

                                 ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                                EMB Corporation
                            3200 Bristol, 8th Floor
                          Costa Mesa, California 92626
                                 (800) EMB-9022

            The date of this Prospectus is _________________, 1997.

                                  THE COMPANY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the number of shares of Common Stock give effect to a 4-for-1 stock split effected
September 27, 1996.

                                  THE COMPANY

        EMB Corporation (the "Company") was incorporated in the State of Hawaii on May 5, 1960, and was previously known as "Pacific International, Inc."

         Until December 1995, the Company had been dormant and conducted no material operations for many years. The Company was originally incorporated to acquire developed and undeveloped real estate. In December 1995, the Company agreed to acquire certain assets from Sterling Alliance Group, Ltd. ("SAG"), including all of the issued and outstanding capital stock of EMB Mortgage Corporation ("EMB"), a California corporation (formerly named Electronic Mortgage Banc, Ltd.), certain real property, and other assets, and to assume certain liabilities, from SAG in exchange for 3,375,000 shares of the Common Stock of the Company which presently represents approximately 54.3% of the issued and outstanding Common Stock of the Company.

        Since the completion of this acquisition, the Company has continued the operations of EMB, which is presently a wholly owned subsidiary of the Company. EMB is primarily engaged in mortgage lending and in the business of originating, processing and marketing mortgage loans. See "Business".

                                  THE OFFERING

Common Stock presently outstanding.............  6,211,551 Shares(1)
Common Stock to be outstanding after offering..  6,211,551 Shares(1)
Common Stock trading symbol....................  EMBU
------------
(1) Does not include outstanding warrants to purchase 112,500 shares of Common Stock that are presently issued and outstanding as of May 31, 1997.

SUMMARY FINANCIAL INFORMATION

         The data set forth below is qualified by reference to, and should be read in conjunction with, the financial statements and notes thereto and "Management's Discussion and Financial Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following summary financial data of the Company as of September 30, 1996 and September 30, 1995, are derived from the financial statements of the Company audited by Harlan & Boettger, independent accountants; and unaudited summary financial data as of March 31, 1997 and March 31, 1996. This information should be read in conjunction with the financial statements the notes thereto set forth elsewhere in the Prospectus. See "Financial Statements".


                                                                             SIX MONTH PERIOD ENDED
                               FISCAL YEAR ENDED SEPTEMBER 30,                MARCH 31, (UNAUDITED)
                               -------------------------------       ---------------------------------------
                                     1996            1995                 1997                    1996
                               ----------------  -------------       --------------          ---------------
STATEMENT OF OPERATIONS:
Revenues                           $   276,419     $   97,400           $1,327,951               $  121,907
Cost of sales                      $    29,636     $       --           $    7,872               $       --
Gross profit                       $   246,783     $   97,400           $1,320,079               $  121,907
Operating expenses                 $ 2,821,300     $  534,480           $2,211,993               $  817,493
Loss from operations               $(2,574,517)    $ (437,080)          $ (891,914)              $ (695,586)
Other income (expense), net        $   (67,081)    $    7,825           $  621,899               $  (24,055)
Loss before income taxes           $(2,641,598)    $ (429,255)          $ (270,015)              $ (719,641)
Income taxes                       $     1,600     $      800           $    1,600               $      800


                                                                             SIX MONTH PERIOD ENDED
                               FISCAL YEAR ENDED SEPTEMBER 30,                MARCH 31, (UNAUDITED)
                               -------------------------------       ---------------------------------------
                                     1996            1995                 1997                    1996
                               ----------------  -------------       --------------          ---------------
Net loss                           $(2,643,198)    $ (430,055)          $ (271,615)              $ (720,441)
Loss per share                     $      (.73)    $     (.29)          $     (.05)              $     (.23)
Weighted average shares              3,641,421      1,469,225            5,605,527                3,128,199
  outstanding

                                                                   SEPTEMBER 30, 1996       MARCH 31, 1997
                                                                   ------------------       --------------
                                                                       (audited)              (unaudited)
Balance Sheet Data:
  Working capital                                                  $      (529,482)        $       (236,001)
  Total assets                                                     $     1,190,479         $      7,312,177
  Total long-term debt and capital lease obligations               $        95,096         $         50,770
  Deferred Gain                                                    $            --         $      2,560,000
  Total shareholders' equity                                       $       501,600         $      1,080,298


                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

        The following table sets forth the aggregate number of shares of Common Stock of the Company identified by Sterling Alliance Group, Ltd. (the "Selling Stockholder") as being owned by it as of May 31, 1997, and the aggregate number of shares of Common Stock being distributed to its stockholders.

                                  Number of shares of    Number of shares of   Number of shares of
                                      Common Stock          Common Stock         Common Stock to
                                      owned before        to be distributed       be owned after
                                    distribution(1)      to its stockholders     distribution(1)
                                 ----------------------  -------------------  ----------------------
Sterling Alliance Group, Ltd.              3,375,000               3,375,000                    0

        As soon as practicable following the date of this Prospectus, the Selling Stockholder intends to transfer and distribute its shares of the Common Stock of the Company directly to its stockholders as part of its plan of dissolution and liquidation. The Selling Stockholder will not receive any proceeds or other consideration from its shareholders regarding the distribution of its shares of Common Stock of the Company. The Selling Stockholder has not retained any underwriters or other persons in connection with the distribution of its shares of the Company to its stockholders.

        Certain directors and officers of the Company are also directors, officers and stockholders of the Selling Stockholder. See "Management-Security Ownership of Certain Beneficial Owners and Management".

                                USE OF PROCEEDS

        The Company and the Selling Stockholder will not receive any proceeds from the transfer or sale of the Common Stock offered hereby.

                                  RISK FACTORS

RISK FACTORS RELATING TO THE COMPANY

        THE COMPANY. There is no assurance that the Company's activities will be profitable. The likelihood of the success of the Company must also be considered in light of the problems, expenses, difficulties, complications, delays and all of the inherent risks frequently encountered in the formation and operation of a relatively new business. See "Business".

        The Company may experience continued losses primarily because it will achieve limited revenues while incurring costs related to its business development. There is no assurance that the Company will attain profitable operations. The Company's success will depend upon its ability to continue to originate and process mortgage loans, and to expand its marketing capabilities. There can be no assurance that the Company's mortgage services and systems will achieve a broad market acceptance. See "Capitalization".

        CONFLICTS OF INTEREST. There are anticipated material conflicts of interest between the Company and its stockholders or its affiliates, and there may be potential conflicts of interest involving the Company and its stockholders or its affiliates, some of which may affect the planned business activities of the Company. The Board of Directors will attempt to resolve any conflict of interest situation which may arise and which is brought to the attention of the Board of Directors on a case-by-case basis. See "Conflicts of Interest".

        NON-ARM'S LENGTH TRANSACTIONS. The Company may engage in transactions with its officers, directors and stockholders. Such transactions may be considered as not having occurred at arm's length. The Company may continue to do business with such persons in the future, but intends to contract with them on the same basis and upon no more favorable terms than could be obtained from persons not affiliated with the Company. See "Conflicts of Interest."

        MANAGEMENT AND EMPLOYEES. The Company's success depends to a significant extent upon members of senior management and other key employees of the Company, none of whom is bound by an employment agreement or have experience in managing a large public mortgage company. The Company does not maintain key man life insurance on any of its employees. The loss of the service of any of these individuals could have a material adverse effect on the Company. In addition, the Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management".

        RELIANCE ON MANAGEMENT. Substantially all decisions regarding management of the Company's affairs will be made by the officers of the Company. Accordingly, stockholders must be willing to entrust all aspects of management to them. Potential investors must carefully evaluate the personal experience and business performance of the principals of the Company. The Company also intends to retain consultants and additional employees to provide services to the Company regarding the operations of the Company. See "Business", and "Management-Consultants". Consultants have no fiduciary duty to the stockholders, and may not perform as expected.

        INDEMNIFICATION. The Company's Restated Articles of Incorporation and By-Laws limits the liability of its directors and officers to the Company and its stockholders to the extent permitted by Hawaii law, and the Company's Restated Articles of Incorporation and By-Laws provides for indemnification of the directors' and officers' to such extent. See "Management - Directors and Executive Officers." The Company may also obtain directors and officers liability insurance. These measures will provide additional protection to the officers and directors of the Company against liability in connection with certain corporate actions.

        UNINSURED LOSSES. The Company has comprehensive insurance, including general liability, fire and extended coverage, business interruption insurance, and errors and omissions insurance, which is customarily obtained for similar operations. Although the Company will maintain insurance coverage in amounts believed to be prudent and sufficient by the Company, there is a possibility that losses may exceed such coverage limitations. Furthermore, there are certain types of losses (generally of a catastrophic nature, including earthquakes and floods) that are either uninsurable or not economically insurable. Should such a disaster occur, the Company could suffer a loss of the capital invested in, as well as anticipated profits from, any assets destroyed by such casualty.

        NEED FOR ADDITIONAL FINANCING. The Company's ability to implement is business strategy will depend upon its ability to continue to establish alternative long-term financing arrangements, maintain sufficient financing under warehousing facilities upon acceptable terms and to access the public or private capital markets in connection with the issuance of its equity or debt securities. There can be no assurance that such financing will be available to the Company on favorable terms, if at all. If such financing were not available or the Company's capital requirements exceed anticipated levels, then the Company would be required to obtain additional financing. The Company cannot presently estimate the amount and timing of additional financing requirements because such requirements are dependent upon, among other things, the growth of the Company. If the Company were unable to raise such additional capital, its results of operations and financial condition would be adversely affected. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity, and Capital Resources."

RISKS RELATING TO MORTGAGE LENDING

        MARKET RISKS. The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company. The results of the Company's operations will depend, among other things, on the level of net cash flows generated by the Company's mortgage assets and the supply of and demand for mortgage loans. The Company's net cash flows will vary as a result of changes in interest rates, the behavior of which involves various risks and uncertainties as set forth below. Prepayment rates and interest rates depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because interest rates will significantly affect the Company's activities, the operating results of the Company will depend, in large part, upon the ability of the Company to utilize appropriate strategies to maximize returns to the Company while attempting to minimize risks. See "Business".

        GENERAL RISKS OF MORTGAGE LOANS. Mortgage loans are subject to varying degrees of risk, including the risk of a default by the borrowers on a mortgage loan, and the added responsibility on the part of the Company of foreclosing in order to protect its investment. The ability of the borrowers to make payments on non-single-family mortgage loans is highly dependent on the borrowers' ability to manage and sell, refinance or otherwise dispose of the properties and will be dependent upon all the risks generally associated with real estate investments which are beyond the control of the Company. The Company must rely on the experience and ability of the borrowers to manage, develop and dispose of or refinance the properties. Investing in real estate is highly competitive and is subject to numerous inherent risks, including, without limitation, changes in general or local economic conditions, neighborhood values and interest rates, limited availability of mortgage funds which may render the sale or refinancing of the properties difficult, increases in real estate taxes, other operating expenses, the supply and demand for properties of the type involved, toxics, hazardous wastes, environmental considerations, zoning laws, entitlements, rent control laws, other governmental rules and fiscal policies and acts of God, such as floods, which may result in uninsured losses.

        CONCENTRATION. The mortgage loans may be obligations of a limited number of borrowers on a limited number of properties. The lack of diversity in the type, number and geographic location of mortgage loans made by the Company would materially increase the risk of an investment in the Common Stock.

        CERTAIN RISKS IN ACQUIRING AND ACCUMULATING MORTGAGE LOANS. The Company may acquire and accumulate mortgage loans as part of its long-term investment strategy or until a sufficient quantity has been acquired for securitization into mortgage-backed securities. There can be no assurance that the Company will be successful in securitizing mortgage loans. While holding mortgage loans, the Company will be subject to risks of borrower defaults and bankruptcies, fraud losses and special hazard losses. In the event of any default under mortgage loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. It may not be desirable, possible or economic for the Company to complete the securitization of any or all mortgage loans which the Company acquires or funds, in which case the Company will continue to hold the mortgage loans and bear the risks of borrower defaults and special hazard losses.

        Mortgage loans invested in by the Company will be secured by the properties and will also be a recourse obligation of the borrower. In the event of a default, the Company would be able to look to the borrower to make up any deficiency between the value of the collateral and the principal amount of the mortgage loan.

        It is expected that when the Company acquires mortgage loans, the seller will represent and warrant to the Company that there has been no fraud or misrepresentation with respect to the origination of the mortgage loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. There can be no assurance that the Company will be able to obtain the repurchase agreement from the seller. Although the Company may have recourse to the seller based on the seller's representations and warranties to the Company, the Company will be at risk for loss to the extent the seller does not perform its repurchase obligations.

        The Company may acquire mortgage loans from failed savings and loan associations or banks through United States government agencies such as the Resolution Trust Corporation or the Federal Deposit Iler's typical representations against fraud and misrepresentation. The Company intends to acquire third party insurance, to the extent that it is available at a reasonable price, for such risks. In the event the Company is unable to acquire such insurance, the Company would be relying solely on the value of the collateral underlying the mortgage loans. Accordingly, the Company will be subject to a greater risk of loss on obligations purchased from these institutions.

        Since 1995, the Company's growth in originating and purchasing loans has been significant. In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Also, the loans originated and purchased by the Company have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels to the extent that the Company's loan portfolio becomes more seasoned and are not resold by the Company.

        ABILITY TO ACQUIRE MORTGAGE ASSETS AT FAVORABLE SPREADS RELATIVE TO BORROWING COSTS. The Company's net income from mortgage lending will depend largely on the Company's ability to acquire mortgage assets at favorable spreads over the Company's borrowing costs. The Company may purchase mortgage assets from a variety of mortgage bankers, banks, savings and loans, investment banking firms, home-builders and other firms involved in originating, packaging and underwriting mortgage loans ("Mortgage Suppliers"). In acquiring mortgage loans, the Company will compete with REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing mortgage loans, many of which have greater financial resources than the Company. There are numerous entities that invest in mortgage loans and others may be organized in the future. The effect of the existence of additional entities that invest in mortgage loans may be to increase competition for the available supply of mortgage loans suitable for purchase by the Company. There can be no assurance that the Company will be able to acquire sufficient mortgage loans from Mortgage Suppliers at spreads above the Company's cost of borrowings. Mortgage Suppliers will continue to originate suitable types of mortgage loans or that changes in market conditions or applicable laws will not affect the availability of suitable mortgage loans.

        DEPENDENCE ON WAREHOUSE FINANCING. The Company relies significantly upon its access to warehouse credit facilities in order to fund new originations and purchases. The Company has a $3,000,000 warehouse line of credit with Imperial Warehouse Lending Group, Inc., a division of Imperial Credit Industries, Inc. The Company expects to be able to maintain its existing warehouse line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent that the Company is unable to maintain a warehouse line of credit, the Company may have to curtail loan origination and purchasing activities, which could have a material adverse effect on the Company's operations and financial condition. The Company also has a master commitment with ICI Funding Corporation to purchase $50,000,000 of jumbo and conforming residential mortgages from the Company, with an option for an additional $50,000,000 commitment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

        PREPAYMENT RISKS ON MORTGAGE ASSETS. Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net cash flows. To the extent that prepayments occur, the yield on the Company's mortgage loans would be affected as well as the Company's net cash flows. Prepayments of adjustable-rate mortgage loans included in or underlying mortgage-backed securities generally increase when then-current mortgage interest rates fall below the interest rates on such adjustable-rate mortgage loans. Conversely, prepayments of such mortgage loans generally decrease when then-current mortgage interest rates exceed the interest rate on the mortgage loans included in or underlying such mortgage-backed securities. Prepayment experience also may be affected by the geographic location of the properties securing the mortgage loans included in or underlying mortgage-backed securities, the assumability of such mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions.

        RISK OF LOSS ON MORTGAGE ASSETS. The Company may include privately-issued pass-through certificates backed by pools of adjustable-rate single family and multi-family mortgage loans and other real estate-backed mortgage loans in its investment portfolio. Because principal and interest payments on privately issued pass-through certificates are typically not guaranteed by the United States government or an agency of the United States government, such securities generally are structured with one or more types of credit enhancement. Such forms of credit enhancement are structured to provide protection against risk of loss due to default on the underlying mortgage loan, or bankruptcy, fraud and special hazard losses, such as earthquakes. Typically, third parties insure against these types of losses, and the Company would be dependent upon the credit worthiness of the insurer for credit-rating, claims paying ability of the insurer and timeliness of reimbursement in the event of a default on the underlying obligations. Furthermore, the insurance coverage for various types of losses is limited in amount, and losses in excess of the limitation would be the responsibility of the Company.

        The Company may also purchase mortgage loans issued by GNMA, FNMA or FHLMC. Each of these entities provides guarantees against risk of loss for securities issued by it. In the case of GNMA, the timely payment of principal and interest on its certificates is guaranteed by the full faith and credit of the United States government. FNMA guarantees the scheduled payments of interest and principal and the full principal amount of any mortgage loan foreclosed or liquidated on its obligations. FHLMC guarantees the timely payment of interest and ultimate collection of principal on its obligations, while with respect to certificates issued by FNMA and FHLMC, payment of principal and interest of such certificates are guaranteed only by the respective entity and not by the full faith and credit of the United States government.

        DEPENDENCE UPON LICENSED TECHNOLOGY. The Company's V.I.P. mortgage software system which is used by it and its licensees to originate mortgage loans is substantially dependent upon technology licensed to the Company from Intel(R) Corporation ("Intel"), Virtual Lending Technology, Inc. ("VLT"), and other technology companies. Although the primary business of the Company is mortgage lending, the V.I.P. mortgage software of the Company is instrumental in the marketing, origination and processing of its mortgage loans. The V.I.P. system is linked to the ProShare software system developed by Intel that provides direct video conferencing and interaction between prospective borrowers (and others) and the prospective mortgage lender, including the Company. The V.I.P. system also includes the MortgageShare system of VLT that has also been licensed to the Company. See "Business--Interactive Mortgage Software". The V.I.P. system also incorporates licensed technology from other vendors. Because the Company does not independently conduct research and development activities regarding its software, the Company is dependent upon software technology of others to develop and enhance its V.I.P. mortgage software system. The failure to maintain these relationships or to enter into new relationships with technology companies would inhibit improvements to its mortgage software and may reduce its ability to effectively compete in the origination and processing of mortgage loans.

        DEPENDENCE ON WHOLESALE BROKERS. The Company depends in part on independent mortgage brokers, financial institutions and mortgage bankers for its originations and purchases of mortgage loans. The Company's competitors also seek to establish relationships with such independent mortgage brokers, financial institutions and mortgage bankers, none of whom is contractually obligated to continue to do business with the Company. In addition, the Company expects the volume of wholesale loans that it originates and purchases to increase. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other originations and purchasers of such loans, market conditions and other factors.

        LACK OF CONTROL OVER PASS-THROUGH ENTITIES. If the Company purchases interests in various pass-through entities, it will itself be in the position of a "holder" of shares of such entities including, real estate investment trusts, other trusts or partnerships, or a holder of other types of pass-through interests. Therefore, the Company will be relying exclusively on the management capabilities of the general partners, managers and trustees of those entities for the management and investment decisions made on their behalf. In particular, except for voting rights on certain matters, the Company will have no control over the operations of the pass-through entities in which it purchases interests, including all matters relating to the operation, management, investment decisions, income and expenses of such entities, including decisions with respect to actions to be taken to collect amounts owed to such entities. If such managers, trustees or general partners take actions or make decisions which are adverse to a pass-through entity or the Company, it may not be cost-efficient for the Company to challenge such actions or decisions. Moreover, if the Company does not become a substituted owner of such interests, it would not have the right to vote on matters on which other interest owners in such entities have a right to vote or otherwise challenge management decisions. Finally, should any of such managers, trustees or general partners experience financial difficulties for any reason, the entities in which the Company invests could be adversely affected, thereby adversely affecting the value of the Company's investments.

        UNINSURED LOSSES. The Company will require as a condition to making an investment in a mortgage loan, to the extent possible, comprehensive insurance, including liability, fire, flood and extended coverage, which is customarily obtained for or by a mortgagee on properties. However, there are certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) which are either uninsurable or not economically insurable. Should such a disaster occur to, or cause the destruction of, any of such real property securing the mortgage loans, the Company could lose both its invested capital and any anticipated profits from such investment. In addition, there can be no assurance that, if a covered loss occurs, the proceeds will be sufficient to pay all damages which the real property, the borrower and the Company may have suffered. Should any such loss occur and the borrower may default on the mortgage loan, the Company could suffer a partial or total loss of its investment.

        BALLOON PAYMENTS. Mortgage loans, other than those representing mortgage loans on single-family residential, will probably represent "balloon" obligations, requiring no payments of principal over the term of the indebtedness with a "balloon" payment of all of the principal due at maturity. "Balloon" payments will probably require a sale or refinancing of properties at the time they are due.

        No assurance can be given that the borrowers will have sufficient assets to pay off the indebtedness when due, or that sufficient liquidity will be generated from the disposition or refinancing of the properties to enable the owner to pay the principal or interest due on such mortgage loans.

        DEFAULT, FORECLOSURE AND DIFFICULTY IN SALE OF THE SECURED PROPERTIES. If a mortgaged property is not sold by the maturity date of the underlying mortgage loan, the borrower may have difficulty in paying the outstanding balance of such mortgage loan and may have to refinance the property. The borrower may also experience difficulty in refinancing the property if that becomes necessary due to unfavorable interest rates or the unavailability of credit.

        If any amounts under a mortgage loan are not paid when due, the Company may foreclose upon the property of the borrower. In the event of such a default which requires the Company to foreclose upon a property or otherwise pursue its remedies in order to protect the Company's investment, the Company will seek to obtain a purchaser for the property upon such terms as the Company deems reasonable. However, there can be no assurance that the amount realized upon any such sale of the underlying property will result in financial profit or prevent loss to the Company. In addition, because of potential adverse changes in the real estate market, locally or nationally, the Company may be forced to own and maintain the property for a period of time to protect the value of its investment. In that event, the Company may not be able to receive any cash flow from such mortgage loan and the Company would be required to pay such sums as may be necessary to maintain and manage the property.

        ENVIRONMENTAL LIABILITIES. In the course of its business, the Company may acquire real property securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company may be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by such properties or that the Company would have adequate remedies against the prior owners or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected real properties either prior to or following any such removal.

        USURY LAWS. The amount of interest payable by a borrower to the Company may exceed the rate of interest permitted under the California Usury Law and the usury laws of other states. Although the Company does not intend to make or invest in mortgage loans with usurious interest rates, there are uncertainties in determining the legality of interest rates. Such limitations, if applicable, may decrease the yield on the Company's investments.

        With respect to the interest rate charged by the Company to borrowers in the State of California, the Company will be relying upon the exemption from its usury law which provides that loans that are made or arranged by a licensed real estate broker and which are secured by a lien on real property are exempt from the usury law. The Company intends to use licensed real estate brokers to arrange the mortgage loans so that no violation of the applicable usury law would take place. Additionally, if any employee or director of the Company or its subsidiaries is a licensed real estate broker in the State of California, the Company may use such person to arrange all or a portion of the mortage loans to qualify for the usary exemption.

        The consequences for failing to abide by the usury law include forfeiture of all interest payable on the loan, treble damages with respect to excessive interest actually paid, and criminal penalties. The Company believes that because of the applicable exemptions and the provisions of California Civil Code 1917.005 exempting lenders who originate loan transactions from the California usury laws, no violation of the California Usury Law will occur. The Company shall attempt to rely on similar exemptions in other states if necessary but there is no guarantee that it will be able to do so.

        BANKRUPTCY OF A BORROWER. If a borrower enters bankruptcy, either voluntarily or involuntarily, an automatic stay of all proceedings against the borrower's property will issue. This stay will prevent the Company or any trustee from foreclosing on the property securing such borrower's loan until relief from the stay can be sought from the bankruptcy court. No guaranty can be given that the bankruptcy court will lift the stay, and significant legal fees and costs may be incurred in attempting to obtain such relief.

        COMPETITION. The Company will face intense competition in the acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including REITs. Many of the Company's competitors have greater financial resources than the Company.

RISK FACTORS RELATING TO THIS OFFERING

        POSSIBLE LACK OF LIQUIDITY AND NO ASSURANCE OF A PUBLIC MARKET. There is presently a limited market for the Common Stock of the Company and there can be no assurance that a broad and active market will develop. There is no assurance that an active or stable public market for the Common Stock will ever develop. There may be restrictions upon the transferability of the Common Stock in certain state jurisdictions. Stockholders should seek the advice of their personal legal counsel before offering their stock for resale to any person.

        POSSIBLE VOLATILITY OF STOCK PRICE; EFFECT OF FUTURE OFFERINGS ON MARKET PRICE OF COMMON STOCK. The market price of the Common Stock of the Company may experience fluctuations that are unrelated to the Company's operating performance. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the mortgage industry such as, among other things, interest rate movements. In addition, the Company's operating income on a quarterly basis is significantly dependent upon the successful completion of the Company's loan sales in the market, and the Company's inability to complete these transactions in a particular quarter may have a material adverse impact on the Company's results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

        The Company may increase its capital by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock and affect the Company's ability to access the capital markets.

        The 3,375,000 shares of Common Stock of the Company to be distributed to the stockholders of the Selling Stockholder (approximately 231 persons as of May 31, 1997) under the terms of this Prospectus will cause the public float of its securities to significantly increase. To the extent that the stockholders of the Selling Stockholder sell or otherwise transfer their Common Stock of the Company in the market, the public market price may be adversely affected or it may cause the market price to become more volatile.

        DIVIDENDS NOT LIKELY. There can be no assurance that the operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate positive cash flow. For the foreseeable future, it is anticipated any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to stockholders. See "Dividends."

        COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. The Company has offered and sold its securities the past, and may offer and sell its securities in the future, and may sponsor or act as general partner or otherwise with regard to registered or unregistered offerings of securities. These securities were and may be offered and sold in reliance upon exemptions available pursuant to the Securities Act of 1933, as amended. There can be no assurance that such offerings qualified or will qualify under such exemptive provisions due to, among other things, the adequacy of disclosure and the manner of distribution of the offering, similar offerings conducted by the Company or its affiliates in the past and in the future or the retroactive change in any securities laws or regulations. If, and to the extent suits for rescission are brought against the Company and successfully concluded for failure to register other offerings made by the Company under the Securities Act of 1933, or for acts or omissions cities Exchange Act of 1934, both the capital and assets of the Company could be adversely affected, thus jeopardizing the ability of the Company to operate successfully. A similar risk exists as a result of the application of state securities laws of those states in which securities are offered or sold. Furthermore, the time and capital of the Company could be expended on defending an action by investors or by state or federal securities commissions even if the Company is ultimately exonerated.

        ABSENCE OF INDEPENDENT MANAGING UNDERWRITER. Under federal securities laws, underwriters of securities offered to the public may be expected to take such steps as may be necessary to ensure that the information contained in the offering documents is accurate and complete. These steps are typically taken by a "lead underwriter" or "dealer manager" who participates in the preparation of the offering documents. Since there is no lead underwriter or dealer manager in the transfer of Common Stock by Sterling Alliance Group, Ltd., stockholders and prospective stockholders must rely on the Company regarding the information contained in this Prospectus.

        SHARES ELIGIBLE FOR FUTURE SALE. Certain outstanding shares of the Company's Common Stock presently outstanding are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended, or some other exemption from registration under the Securities Act of 1933. Future sales of those shares if they are registered or sold under Rule 144 or other exemption could depress the market price of the Common Stock in the public market. However, there can be no assurance that Rule 144 or any other specific exemption may be available in the future.

        WARRANTS AND OPTIONS. The Company has adopted a stock option plan for its officers, employees and directors for 1,250,000 shares of its Common Stock although no stock options have been granted to any person under the Plan as of the date of this Prospectus. There are presently outstanding warrants to purchase 112,500 shares of the Common Stock of the Company exercisable from $2.00 to $3.00 per share. For the life of the options and warrants, holders will have the opportunity to profit from a rise in the price of the Common Stock, with a resulting dilution in the interest of other holders of Common Stock. The existence of warrants and options may adversely affect the terms of additional financing, and the holders of the warrants and options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued Common Stock on terms more favorable to the Company than those provided by the warrants and options. See "Description of Capital Stock--Warrants and Options".

        NOTE: In addition to such risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Prospectus, it should be kept in mind that other possible risks may exist.


                                 CAPITALIZATION

        The following table sets forth the capitalization of the Company as of September 30, 1996 (audited) and as of March 31, 1997 (unaudited).

                                                             September 30, 1996  March 31, 1997
                                                             ------------------  ---------------
                                                                                   (unaudited)
Short-term debt:
     Borrowings under warehouse line of credit.............          $       --      $3,105,625
     Due others............................................             293,793         515,484
                                                                     ----------      ----------
                                                                     $  293,793      $3,621,109
                                                                     ==========      ==========
Long-term debt.............................................          $   65,000      $   22,770
Common Stock, no par value:
 Authorized, 30,000,000 shares,
  Issued and outstanding, 5,311,817 shares and 6,190,267,
  respectively(1)..........................................          $3,910,391      $4,748,579
Preferred Stock, no par value:
 Authorized, 5,000,000 shares,
  No shares issued and outstanding.........................                   0               0
Total Shareholders' Equity.................................          $  501,600      $1,080,298
                                                                     ==========      ==========

------------------
(1) Does not include 1,250,000 shares of Common Stock reserved for issuance under the Company's stock option plan (no options are presently issued or outstanding); nor outstanding warrants to purchase up to 112,500 shares at prices ranging from $2.00 to $3.00 per share.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion is intended to assist in an understanding of the Company's financial position for the fiscal years September 30, 1996 and September 30, 1995 and the results of its operations for the periods then ended. It also analyzes the three and six month periods ended March 31, 1997, versus the three and six month periods ended March 31, 1996 (unaudited).

GENERAL

        The Company, formerly called "Pacific International, Inc.", a Hawaii corporation, was incorporated in 1960, and was originally organized to acquire and manage developed and undeveloped real estate. However, the Company had not conducted significant operations for a number of years until it agreed to acquire substantially all of the assets and assume certain liabilities of Sterling Alliance Group, Ltd. in December, 1995. Subsequently, the Company changed its name to EMB Corporation to reflect the change in the purpose and nature of its business. For accounting purposes, this was treated as a recapitalization of the Selling Stockholder, with the historical financial information prior to merger being that of the Selling Stockholder.

        The principal business of the Company is the origination and processing of residential mortgage loans using a service which the Company calls Video InteractiveMortgage Process ("VIP"). Mortgages originated and/or purchased by the Company have been resold primarily to ICI Funding Corporation, a division of Imperial Credit Industries, Inc.; although mortgages in the future may be held for investment, sold to third parties, or securitized and issued as mortgage backed securities. See "Capital Resources" and "Liquidity", below.

LOAN ORIGINATIONS AND PURCHASES

        The Company increased its mortgage loan volume from $10,436,740 during the three month period ended March 31, 1996, to $56,609,743 for the three month period ended March 31, 1997, representing an increase of 542%. Mortgage volume increased 728% to $101,789,905 during the six month period ended March 31, 1997, from $13,981,976 during the six month period ended March 31, 1996. This increase in mortgage loan volume appears to be continuing primarily due to the expansion of the Company's marketing activities.

RESULTS OF OPERATIONS

        The following table sets forth certain operating information (unaudited) regarding the Company:


                                               THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                    MARCH 31,                             MARCH 31,
                                       -----------------------------------       -------------------------------
                                               1997               1996              1997             1996
                                       ----------------       ------------       -----------        ---------
Mortgage loan revenues...............        $ 78,309          $   18,129        $ 1,318,741        $ 121,907
Product sales revenues...............        $    276          $       --        $     9,210        $      --
General and administrative expenses..        $ 61,151          $  376,790        $ 2,200,140        $ 805,230
Depreciation.........................        $  5,000          $   10,763        $    11,853        $  12,263
Interest expense.....................        $ (6,095)         $  (20,135)       $   (18,101)       $ (24,055)
Gain on sale of land.................        $     --          $       --        $   640,000        $      --
Net income (loss)....................        $  6,339          $ (390,359)       $  (271,615)       $(720,441)
Net income (loss) per share..........        $     --          $     (.09)       $      (.05)       $    (.23)

Three months ended March 31, 1997 compared with three months ended March 31,
----------------------------------------------------------------------------
1996
----

        REVENUES. Mortgage loan revenues increased 5,296% to $978,309 in the three month period ended March 31, 1997, from $18,129 in 1996. Revenues were generated primarily from loan processing and resale of mortgage loans. No real estate was sold during either fiscal quarter. The increase in revenues was attributable to the expansion of the Company's marketing activities, and an increase in mortgage lending in California.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 155% to $961,151 in the three month period ended March 31, 1997 from $376,790 in 1996. This increase is principally attributable to increased activity in its mortgage loan processing business, an increase in employees, and the costs of establishing additional mortgage loan offices.

        DEPRECIATION. Depreciation decreased 54% to $5,000 in the three month period ended March 31, 1997, from $10,763 in the three months ended March 31, 1996.

        RESULTS OF OPERATIONS. Net income was $6,339 during the three month period ended March 31, 1997, as compared with a net loss of $(390,359) during the same period of 1996, due primarily to the increase in mortgage loan revenues.

Six months ended March 31, 1997 compared with six months ended March 31, 1996
-----------------------------------------------------------------------------

        REVENUES. Revenues increased 989% in the six month period ended
March 31, 1997, to $1,327,951 from $121,907 during the same period of 1996. This increase is attributable to the expansion and growth of the mortgage lending business of the Company.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 173% to $2,200,140 during the six month period ended March 31, 1997, from $805,230 in the same period of 1996, due to increases in the number of employees of the Company, compensation to consultants paid in Common Stock of the Company, and the opening of additional mortgage loan offices of the Company.

        DEPRECIATION. Depreciation decreased 3.3% to $11,853 in the six month period ended March 31, 1997, from $12,263 in the six month period ended
March 31, 1996.

        RESULTS OF OPERATIONS. The net loss decreased 62% to $271,615 in the six month period ended March 31, 1997, from $720,441 in the six month period ended March 31, 1996. This decrease was due primarily to the sale of real property held for sale and the expansion of the marketing activities of the Company, including the establishment of additional mortgage loan offices in Florida, Nevada and Texas.

CAPITAL EXPENDITURES, CAPITAL RESOURCES AND LIQUIDITY

        The following summary table (unaudited) presents comparative cash flows of the Company for the periods indicated.

                                                     SIX MONTHS ENDED
                                                        MARCH 31,
                                                ----------------------------
                                                    1997            1996
                                                ------------    ------------
    Net cash used in operating activities...    $  (968,101)    $  (511,254)
    Net cash provided by (used in)
      used in investing activities..........    $   890,756     $  (301,420)
    Net cash provided by financing
      activities............................    $   206,595     $   787,958



        CAPITAL EXPENDITURES. The Company has incurred capital expenditures for equipment and office furniture used in its mortgage loan business. Capital expenditures during the three month period ended March 31, 1997 and 1996 totaled $29,990 and $34,096, respectively. During the six month periods ended March 31, 1997 and 1996, capital expenditures totaled $37,673 and $37,199, respectively.

        LIQUIDITY AND CAPITAL RESOURCES. The Company's capital resources have historically been provided primarily by the sale of its Common Stock and warrants and by short term loans.

        The Company intends to raise additional capital through an offering of its Common Stock and warrants to fund mortgage loans and to provide additional working capital to fund future operations, although no specific plans or commitments presently exist to pursue an offering of its securities.

        At March 31, 1997, the Company had current assets of $3,385,108 and current liabilities of $3,621,109, resulting in a working capital deficit of $(236,001), as compared to a working capital deficit of $(192,232) at March 31, 1996. Working capital decreased by $43,769.

        Net cash used in operating activities increased to $(968,101) for the six months ended March 31, 1997, from $(511,254) for the six months ended March 31, 1996, or a difference of $456,847. The increase in net cash used in operating activities was primarily attributable to the increase in other assets.

        The Company has recently completed the opening of four (4) regional offices, located in Las Vegas, Nevada; Houston, Texas; Daytona Beach, Florida and Ft. Lauderdale, Florida. The offices in Ft. Lauderdale and Las Vegas were acquired from James Financial Services Corp.

        The $3,000,000 warehouse line of credit of the Company with Imperial Warehouse Lending Group is available for the funding of loans which will be sold not only to ICI Funding Corporation, but also to other investors, including Resource Bancshares Mortgage Group. During the time period following funding of a loan, but prior to resale of the loan, the Company realizes either interest income or expense depending upon the note rate for the underlying mortgage versus the interest rate on the warehouse line of credit, which is presently prime + 1/2%.

        As of March 31, 1997, the Company has notes payable to unrelated parties in the total amount of $269,063, including a $65,000 deed of trust amount on its undeveloped land. The Company believes that this remaining indebtedness will be paid primarily from its cash flow from operations. See Note J to Financial Statements.

                                  MARKET PRICE

        The Common Stock of the Company is currently quoted in the over-the-counter market on the Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "EMBU".

        When the trading price of the Company's Common Stock falls below $5.00 per share, the Common Stock is considered to be "penny stocks" that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15g-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission's standardized risk disclosure document;
(b) providing to customers current bid and offers; (c) disclosing to customers brokers-dealer and sales representative compensation; and (d) providing to customers monthly account statements.

        For several years prior to January 1, 1996, the market price of the Common Stock of the Company was either nominal or non-existent because the Company had no substantial assets and had little or no operations. However, after the Company entered into an acquisition agreement regarding the purchase of certain assets of Sterling Alliance Group, Ltd. in December 1995, the Common Stock of the Company began actively trading.

        The following table sets forth the range of high and low closing bid prices per share of the Common Stock as reported by National Quotation Bureau, Inc. for the periods indicated.


YEAR ENDED DECEMBER 31, 1996:     HIGH BID(1)(2)  LOW BID(1)(2)
------------------------------    --------------  -------------
1st Quarter.....................      $21.00         $ 1.00
2nd Quarter.....................      $15.00         $ 7.50
3rd Quarter.....................      $12.00         $ 3.25
4th Quarter.....................      $5.125         $2.375

YEAR ENDING DECEMBER 31, 1997:
------------------------------
1st Quarter.....................      $ 3.75         $2.125

(1) The Company is unaware of the factors which resulted in the significant fluctuations in the bid prices per share during the periods being presented, although it is aware that there is a thin market for the Common Stock, that there are frequently few shares being traded and that any sales significantly impact the market.
(2) During September, 1996, the Company effectuated a one for four (1:4) reverse stock split. The above prices for the first three quarters of 1996 have been revised to reflect this split.

On May 30, 1997, the closing bid and ask prices of the Common Stock of the Company were $2-1/8 bid and $2-5/8 asked per share. The foregoing prices represent inter-dealer quotations without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. On May 30, 1997, there were approximately 11 broker-dealers publishing quotes for the Common Stock of the Company.

        As of May 11, 1997, there were 6,211,551 shares of Common Stock issued and outstanding which were held by approximately 657 holders of record. See "Description of Capital Stock".


                                   DIVIDENDS

        The Company has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company intends to apply its earnings, if any, in expanding its operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. In addition, the Company's ability to pay dividends may be limited under future loan agreements of the Company which restrict or prohibit the payment of dividends.


                                    BUSINESS

        GENERAL. The Company, a Hawaii corporation, was incorporated in 1960, and was originally organized to acquire and manage developed and undeveloped real estate. However, the Company had not conducted any significant operations for a number of years until it agreed to acquire substantially all of the assets and assume certain liabilities of Sterling Alliance Group, Ltd. (the "Selling Stockholder") in December 1995, including all of the issued and outstanding capital stock of EMB Mortgage Corporation (formerly named

Electronic Mortgage Banc, Ltd.)("EMB") which is presently a wholly owned subsidiary of the Company. The Company changed its corporate name from "Pacific International, Inc." to EMB Corporation during 1996 to reflect the change in the purposes and nature of its business.

        The Company, through EMB, is primarily engaged in the mortgage loan industry. EMB acquired a license from Virtual Lending Technology, Inc. ("VLT"), an affiliate of the Company, for EMB's proprietary version of its software which is part of the Company's software system designed for the origination and processing of residential mortgage loans that it presently calls Video InteractiveMortgage Process ("VIP"). The software is licensed to unaffiliated third parties for use in their operations. Second, EMB is a residential mortgage lender on a retail basis directly to consumers and through its licensees, and on a wholesale basis to mortgage brokers. Mortgages originated by the Company may be held primarily for investment, or may be sold to third parties, or may be securitized and issued as mortgage-backed securities.

        Although the Company is not intended to be a real estate company, it will hold real estate for sale from time to time, as a result of foreclosures or other events. See Note A to Financial Statements.

        In connection with the acquisition of assets from SAG, including the acquisition of EMB and land, the Company issued 3,375,000 shares of its Common Stock to the Selling Stockholder which presently represents approximately 54.3% of the issued and outstanding Common Stock of the Company. See "Principal Stockholders".


MORTGAGE LENDING

        GENERAL. EMB has been a retail mortgage broker for approximately three years, and has recently commenced its business as a wholesale mortgage banker, using the tradename "EMB Funding". EMB originates its own loans and those of its licensees on a retail basis and provides wholesale lending services to approved mortgage brokers. It has entered into a correspondent lending relationship with ICI Funding Corporation, a division of Imperial Credit Industries, Inc. ("ICI"), a national mortgage lender. Initially, EMB underwrites and funds its mortgage loans through a wholesale line of credit from Imperial Warehouse Lending Group Inc., and then resells such loans to ICI. In the future, the Company intends to develop associations with other mortgage lenders to participate in the secondary marketing of mortgages. EMB expects to negotiate servicing fees for servicing its mortgage loans, or to obtain service release fees upon the resale of mortgages. The Company may also package and resell mortgage loans as asset-backed securities.

        LOAN STANDARDS. Mortgage loans made by EMB will be loans with fixed or adjustable rates of interest secured by first mortgages, deeds of trust or security deeds on residential properties with original principal balances that do not exceed 95% of the value of the mortgaged properties, unless such loans are FHA-insured or VA-guaranteed. Generally, each mortgage loan having a loan-to-value ratio, as of the cut-off-date, in excess of 80%, or which is secured by a second or vacation home, will be covered by a Mortgage Insurance Policy, FHA Insurance Policy or VA Guaranty insuring against default all or a specified portion of the principal amount thereof.

        The mortgage loans will be "one to four-family" mortgage loans, which means permanent loans (as opposed to construction or land development loans) secured by mortgages on non-farm properties, including attached or detached single-family or second/vacation homes, two to four-family primary residences and condominiums or other attached dwelling units, including individual condominiums, row houses, townhouses and other separate dwelling units even when located in buildings containing five or more such units. Each mortgage loan must be secured by an owner occupied primary residence or second/vacation home, or by a nonowner occupied residence. The mortgaged property may not be a mobile home.

        No mortgage loan is expected to have an original principal balance less than $30,000. While most loans may be less than $700,000, EMB may fund loans of up to $2,000,000 through its own wholesale credit lines or by brokering such loans to unaffiliated third-party mortgage lenders. Fixed rate mortgage loans must be repayable in equal monthly installments which reduce the principal balance of the loans to zero at the end of the term.

        CREDIT, APPRAISAL AND UNDERWRITING STANDARDS. Each mortgage loan must
(i) be an FHA-insured or VA-guaranteed loan meeting the credit and underwriting requirements of such agency, or (ii) meet the credit, appraisal and underwriting standards established by the Company. For certain mortgage loans which may be subject to a mortgage pool insurance policy, the Company may delegate to the issuer of the mortgage pool insurance policy the responsibility of underwriting such mortgage loans, in accordance with the Company's credit appraisal and underwriting standards. In addition, the Company may delegate to one or more lenders the responsibility of underwriting mortgage loans offered to the Company by such lenders, in accordance with the Company's credit, appraisal and underwriting standards. In connection with any such delegation of underwriting responsibility to a lender, the Company will require that the lender (i) make certain representations and warranties to the Company which shall be the basis for certain of the Company's representations and warranties to the trustee; (ii) agree to repurchase any mortgage loan which is discovered at any time not to be in conformance with such representations and warranties, if such defect cannot be cured within 60 days of discovery of such breach; and (iii) agree to provide the Company within 10 days of request the credit file for any mortgage loan the Company desires to audit for compliance with the terms of the Company's loan purchase program. It is anticipated that the Company will select for audit certain of the credit files after purchase of the related mortgage loans.

        The Company's underwriting standards are intended to evaluate the prospective mortgagor's credit standing and repayment ability, and the value and adequacy of the proposed mortgaged property as collateral. In the loan application process, prospective mortgagors will be required to provide information regarding such factors as their assets, liabilities, income, credit history, employment history and other related items. Each prospective mortgagor will also provide an ait report which summarizes the mortgagor's credit history. With respect to establishing the prospective mortgagor's ability to make timely payments, the Company will require evidence regarding the mortgagor's employment and income, and of the amount of deposits made to financial institutions where the mortgagor maintains demand or savings accounts. In some instances, mortgage loans may be made by the Company under a Limited Documentation Origination Program. For a mortgage loan to qualify for the Limited Documentation Origination Program, the prospective mortgagor must have a good credit history and be financially capable of making a larger cash down payment in a purchase, or be willing to finance less of the appraised value, in a refinancing, than would otherwise be required by the Company. Currently, only mortgage loans with certain loan-to-value ratios will qualify for the Limited Documentation Origination Program. If the mortgage loan qualifies, the Company waives some of its documentation requirements and eliminates verification of income and employment for the prospective mortgagor. The Limited Documentation Origination Program has been implemented relatively recently and accordingly its impact, if any, on the rates of delinquencies and losses experienced on the mortgage loans so originated cannot be determined at this time.

        The Company's underwriting standards generally follow guidelines acceptable to FNMA and FHLMC. The Company's underwriting policies may be varied in appropriate cases. In determining the adequacy of the property as collateral, an independent appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the appraiser's judgment of values, giving appropriate weight to both the market value of comparable homes and the cost of replacing the property.

        Certain states where the mortgaged properties may be located are "anti-deficiency" states where, in general, lenders providing credit on one to four-family properties must look solely to the property for repayment in the event of foreclosure. See "Certain Legal Aspects of the Mortgage Loans-Anti-Deficiency Legislation and Other Limitations on Lenders". The Company's underwriting standards in all states (including anti-deficiency states) require that the underwriting officers be satisfied that the value of the property being financed, as indicated by the independent appraisal, currently supports and is anticipated to support in the future the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

        LENDER WARRANTIES AND INDEMNIFICATION OF THE COMPANY. With respect to the mortgage loans sold by it, each lender will make representations and warranties to the Company which the Company deems sufficient to permit it to make its representations and warranties in respect of such mortgage loans to the Trustee and the certificateholders under the Pooling Agreement. Additional representations and warranties will be made by each lender which has been delegated the responsibility to underwrite mortgage loans on behalf of the Company. See "-Credit, Appraisal and Underwriting Standards" above. Each lender will also make certain other representations and warranties regarding mortgage loans sold by it.

        Each lender will agree to indemnify the Company against any loss or liability incurred by the Company on account of any breach of any representation or warranty made by the lender, any failure to disclose any matter that makes any such representation and warranty misleading, or any inaccuracy in information furnished by the lender to the Company.

        Upon the breach of any misrepresentation or warranty made by a lender, the Company may require the lender to repurchase the related mortgage loan.

        TITLE INSURANCE POLICIES. The servicing agreement regarding the mortgage loans originated by the Company will usually require that, at the time of the origination of the mortgage loans and continuously thereafter, a title insurance policy be in effect on each of the mortgaged properties and that such title insurance policy contain no coverage exceptions, except those permitted pursuant to the guidelines heretofore established by FNMA.

CURRENT MARKETS AND EXPANSION PLANS

        The Company is licensed to originate loans or exempt from requirements in 10 states through its six retail branch offices. The Company believes that its strategy of originating loans through a retail branch office network represents the most profitable loan origination strategy due to the significant level of loan origination fees earned by the Company. Additionally, such a strategy allows the

Company to maintain its underwriting quality standards when compared to competitors that rely primarily on independent mortgage brokers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Although the Company is licensed to originate loans in 10 states, it has historically concentrated its business in California. While this concentration has declined, California remains a significant part of the Company's business and has contributed approximately 90% and 100% of the Company's total loan originations and purchases for the years ended September 30, 1996 and year ended December 31, 1995, respectively. Expansion outside California began in late 1996.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

        GENERAL. The mortgages originated by the Company and its licensed affiliates will be either mortgages or deeds of trust, depending upon the prevailing practice in the state in which the property subject to a mortgage loan is located. A mortgage creates a lien upon the real property encumbered by the mortgage. It is not generally prior to liens for real estate taxes and assessments. Priority between mortgages depends on their terms and generally on the order of filing with a state or county office. There are two parties to a mortgage, the mortgagor, who is the borrower and homeowner (the "Mortgagor"), and the mortgagee, who is the lender. Under the mortgage instrument, the Mortgagor delivers to the mortgagee a note or bond and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust formally has three parties, the borrower-homeowners called the trustor (similar to a Mortgagor), a lender (similar to a mortgagee) called the beneficiary, and a third-party grantee called the Trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the Trustee to secure payment of the obligation. The Trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or mortgage, and, in some cases, the directors of the beneficiary.

        FORECLOSURE. Foreclosure of a deed of trust is generally accomplished by a non-judicial Trustee's sale under a specific provision in the deed of trust which authorizes the Trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In some states, the Trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a requests for a copy of a notice of default and notice of sale. In addition, the Trustee must provide notice in some states to any other individual having an interest in the real property, including any junior lienholders. The borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Generally, state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.

        Foreclosure of a mortgage is generally accomplished by judicial action. The action is initiated by the service of legal pleadings upon all parties having an interest in the real property. Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties defendant. Judicial foreclosure proceedings are often not contested by any of the parties defendant. However, even when the mortgagee's right to foreclose is contested, the court generally issues a judgment of foreclosure and appoints a referee or other court officer to conduct the sale of the property.

        In the case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer or by the Trustee is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale. Rather, it is common for the lender to purchase the property from the Trustee or referee for an amount equal to the principal amount of the mortgage or deed of trust, accrued and unpaid interest and the expense of foreclosure. Thereafter, the lender obtaining casualty insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of any mortgage insurance proceeds.

        RIGHTS OF REDEMPTION. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon a payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The rights of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effort of the redemption right is to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.

        ANTI-DEFICIENCY LEGISLATION AND OTHER LIMITATIONS ON LENDERS. Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

        In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including the federal bankruptcy laws and state laws affording relief to debtors, may interfere with or affect the ability of the secured mortgage lender to realize upon collateral and/or enforce a deficiency judgment. For example, with respect to federal bankruptcy law, a court with federal bankruptcy jurisdiction may permit a debtor through his or her Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a mortgage loan on a debtor's residence by paying arrears within a reasonable time period and reinstating the original Mortgage Loan payment schedule even though the lender accelerated the mortgage lure had been entered in state court (provided no sale of the residence had yet occurred) prior to the filing of a debtor's petition. Some courts with federal bankruptcy jurisdiction have approved plans based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years.

        Courts with federal bankruptcy jurisdiction have also indicated that the terms of a mortgage loan secured by property of the debtor may be modified. These courts have suggested that such modification may include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule, and reducing the lender's security interest to the value of the residence, thus leaving the lender a general unsecured creditor for the difference between the value of the residence and the outstanding balance of the loan.

        The Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of a mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These laws include the federal Truth-In-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

        ENFORCEABILITY OF CERTAIN PROVISIONS. Certain of the mortgage loans will contain due-on-sale clauses. These clauses permit the lender to accelerate the maturity of the loan if the borrower sells, transfer or conveys the property. The enforceability of these clauses has been the subject of legislation and litigation in many states, and in some cases the clauses have been upheld, while in other cases their enforceability has been limited or denied.

        Upon foreclosure, courts have imposed general equitable principles. These equitable principles are generally designed to relieve the borrower form the legal effect of his defaults under the loan documents. Examples of judicial remedies that have been fashioned including judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provision as being reasonable or have found that the sale by a Trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrowers.

        APPLICABILITY OF USURY LAWS. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V"), provides that state usury limitations not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The Federal Home Loan Bank Board is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V, the statute authorizes any state to reimpose interest rate limits by adopting a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. As of the date hereof, certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

        INTERACTIVE MORTGAGE SOFTWARE. The software of the Company is an interactive video-based computer software system that is designed to facilitate mortgage loan applications and their prompt approval directly with mortgage lenders, to prepare and submit applications for title and property insurance, credit review, title research and escrow ordering and review. The system is linked to the ProShare(R) software system developed by Intel(R) Corporation that provides direct videoconferencing and interaction between the prospective borrower/real estate agent and mortgage lenders. The software has been modified and adapted to operate with the exclusive software applications of the Company. The interactive mortgage software utilized by the Company includes MortgageShare which is an integral part of the overall EMB system. The software was licensed to EMB, a wholly owned subsidiary of the Company, by Virtual Lending Technology, Inc. which is owned and operated by Rory P. Hughes who is also a director and officer of the Company.

        The software provides the opportunity to prospective borrowers to review and evaluate a broad range of available mortgages of varying interest rates and terms from various lenders, and to select those specifically suited to their financial objective for further analysis. The software then enables the borrower/agent to complete a loan application of the selected mortgage lender, permits an immediate review of the borrower's credit history and qualifications, and facilitates prompt approval of the loan application by EMB's staff underwriters or through the automated underwriting systems employed by Fannie Mae and Freddie Mac, the primary secondary-market purchasers of mortgages. Thus, in approximately one hour, a borrower can receive loan approval, subject only to verification of financial information and appraisal of the subject property. The software also permits the contemporaneous ordering and review of preliminary title reports and escrow instructions. A remote printer creates hard copies of documents for signing by the borrower.

        The computer system of EMB is installed with Intel's Pentium(R) operating system utilizing Intel's ProShare video conferencing system which permits the borrower to see and talk directly to the loan officer for a personal pre-qualification interview from any remote location. The interview may conclude with the complete loan application being submitted and approved.

        The Company is continuing the development and refinement of its V.I.P. software system and continuing evaluation of electronic information gathering and communication equipment. The Company intends to continue to focus on its technology and marketing relationship with Intel Corporation. This relationship has accelerated the development of the Company's software and has enhanced its marketing program through exhibitions, trade shows and seminars with real estate brokers, credit unions, residential real estate developers, mortgage brokers, and others. An objective of the Company is to become a leader in advanced mortgage software and video communications to facilitate mortgage loans. To the extent that the Company achieves its objective in this technological area, the Company believes that it will complement and increase its mortgage lending business.

        LICENSES OF V.I.P. The Company licenses its V.I.P. mortgage software system to real estate brokerage firms, credit unions, real estate developers, mortgage brokers and others. EMB presently has approximately 235 licensees and mortgage brokers who are served by 16 Company loan officers. Each licensee has its own computer systems with the Company's software and ProShare software with videoconferencing capability.

        The direct relationship with real estate brokers, credit unions, land developers and other organizations enables the Company to establish point-of-sale opportunities to originate and process mortgage loans. The business of the licensee is improved because of the substantial savings of time and effort in securing pre-qualification of their customers for mortgage financing and for prompt loan approvals, and also provides an opportunity to enhance the quality and timeliness of its services to its customers. Because the mortgage services of EMB are available seven days a week, the licensees always have on-line access to current interest rates and fees which can be downloaded at any time to any computer utilized by a licensee. Similarly, the status of loans and processing or underwriting can be determined at any time. The borrower or his agent at any remote site can also utilize the Company's software to connect with escrow, title or credit reporting agencies with the Intel video conferencing system. This one-stop electronic and video connection between and among all of the important parties to a residential real estate transaction is a highly efficient and convenient system for the licensee and provides prompt quality service for the borrower.

        PRICING. The Company's software is priced based on a number of factors, including the application configuration, the modules licensed and the number of licensed users. The list price for licenses of the software is presently $500 with a $100 fee for additional office sites. The Company also charges an additional continuing license fee calculated on each loan originated by the licensee equal to 50% to 70% of the loan origination fee and yield spread pricing of each loan, depending upon the loan production volume of the licensee's office. The Company may offer discounts to customers based on the scope of the customer's commitment and other commercial considerations. Additionally, the Company may in the future offer new or different configurations at significantly lower or higher prices.

        STRATEGIC RELATIONSHIPS. The Company believes that, in order to provide comprehensive component and supplier management solutions, it will be necessary to develop, maintain and enhance close associations with vendors of hardware, software, database, and professional services. The Company has established marketing and strategic relationships with Intel Corporation. The Company's relationship with Intel Corporation has enabled it to integrate its software with standard hardware platforms. The Company meets regularly with Intel Corporation to enhance integration between their complementary products and the Company's software. The Company believes this relationship can enhance the Company's ability to deliver mortgage software that support customers' existing management architecture and that is tailored to the specific requirements of the mortgage industry. Although the Company seeks to maintain a close relationship with Inteetain effective, long-term relationships with other third parties, the Company's competitive position could be adversely affected.

LEGISLATIVE AND REGULATORY MATTERS

        Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because certain Company's loans may be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans offered by the Company.

        The Company's domestic business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Fair Housing Act, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of and examinations by the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

        Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will be adopted in the future that could make compliance more difficult or expensive.

OWNERSHIP OF REAL ESTATE

        GENERAL. The Company does not intend to be a real estate company. All real property owned by the Company is held for sale and not for development purposes. The financial statements of the Company presently reflect land held for sale as an asset at $843,000 as of September 30, 1996, and at $43,000 as of December 31, 1996. See Note A to Financial Statements. The Company sold its 61 acre property in Monterey County, California during December 1996, for $4,000,000, receiving a payment of $800,000 and an installment contract for $3,200,000, as described below. The Company may also hold real estate for sale from time to time as a result of its foreclosure on mortgage loans that may become in default.

        UNDEVELOPED LAND AND WATER RIGHTS. As of September 30, 1996, the Company owned approximately 61 acres of undeveloped real property with extensive water and electrical improvements, and extensive water producing wells, located on Paris Valley Road in the San Ardo area of Monterey County, California. This property was appraised at an estimated market value of the fee simple interest as of April 20, 1996, at $3,860,000. The property is located close to Highway 101, a major California highway. The area is rural in nature, used primarily for cattle and sheep raising and agricultural purposes, including vineyards and wineries to the north and to the south. The property is comprised of two parcels separated by Paris Valley Road. The zoning for the property is for agriculture/grazing in the lower half, and for heavy mineral extraction on the upper half. The water and electrical improvements provide primarily for farming use. Because of the producing water wells on the property, commercial water production for agricultural use is available to provide adjacent farms with excess water. The property formerly produced crude oil; but such wells have been shut-in and the power plant substation, natural gas pipeline system, pumps, tanks and used pipe on the property are considered obsolete. The water producing wells, as described in the appraisal, are capable of producing approximately 2,700,000 gallons per 24 hour production period. The water is naturally replenished annually from the run-off of the surrounding mountains. Because this property was held for resale, the Company made no efforts nor expended any material funds to commercially develop or market the water resources of the property. Effective December 30, 1996, this property was sold by the Company for $4,000,000, payable by a downpayment of $800,000, and an installment contract for $3,200,000, with annual payments amortized over 20 years, due and payable in 10 years.

        The Company has an 4.89 acre undeveloped property in Riverside County, California, that was appraised as of December 7, 1994, at a value of $170,000. This property is held subject to a Trust Deed Note dated March 15, 1995, in the principal amount of $65,000.

        All real property owned by the Company is held for resale and not for development purposes. The Company may also hold real estate for sale from time to time as a result of its foreclosure on mortgage loans that may become in default.

TRADE NAMES AND SERVICE MARKS

        The Company intends to register its service marks "EMB" and "EMB Funding" on the principal register of the United States Patent and Trademark Office. The Company intends to register its service marks in such states as it deems necessary and desirable. These names and marks are to be licensed to licensees under license agreement provisions strictly regulating their use.

        The Company will devote substantial time, effort and expense toward developing name recognition and goodwill for its tradenames for its operations. The Company intends to maintain the integrity of its trade names, service marks and other proprietary names against unauthorized use and to protect the licensees' use against claims of infringement and unfair competition where circumstances warrant. Failure to defend and protect such trade name and other proprietary names and marks could adversely affect the Company's sales of licenses under such trade name and other proprietary names and marks. The Company knows of no current materially infringing uses.

EXECUTIVE OFFICES

        The Company currently leases its executive offices located at 3200 Bristol, 8th Floor, Costa Mesa, California 92626. The lease covers approximately 15,000 square feet at a monthly rental of approximately $6,024 per month during its initial year, which increases to $18,937 per month during the second year, $20,394 per month in the third year, and $21,851 per month during the fourth and fifth year of the lease. The lease expires in 2002. The Company believes that its new facilities are adequate for its needs, and that, should it be needed, suitable additional or alternative space will be available in the future on commercially reasonable terms.

EMPLOYEES

        As of April 30, 1997, the Company employed a total of 46 persons. Of the total, 30 officers and employees are employed at the principal executive offices of the Company of which 10 were engaged in sales and marketing, 6 loan processing support staff, two were in product development and technical support and 12 were in finance and administration. There were 16 employees in the 6 retail branch offices of the Company of which 6 were engaged in sales and marketing, 7 in loan processing support, and 3 in administration. None of the Company's employees is represented by a labor union with respect to his or her employment by the Company.

        The Company has experienced no organized work stoppages and believes its relationship with its employees is good. The Company believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel in the computer software and mortgage industry in the United States is intense. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business or results of operations.

BANKING ARRANGEMENTS

        The Company is presently negotiating with several national banks to obtain a line of credit for the purpose of assuring the availability of financing in the event the Company determines bank financing to be necessary or desirable in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

        For fiscal 1995 and fiscal 1996, the principal independent accountant of the Company is Harlan & Boettger, independent certified public accountants located in San Diego, California. For fiscal 1994 and prior fiscal years, the principal independent accountant of the Company was George F. Rombach, C.P.A. of Newport Beach, California.

        George F. Rombach, C.P.A., the former accountant of the Company, did not resign or decline to stand for re-election, nor was such accountant dismissed by the Company. The Company changed its principal independent accountant effective in April, 1996, without any disagreement regarding accounting matters. The decision to change accountants was recommended by the Board of Directors and approved by the shareholders of the Company at its 1996 annual meeting held on May 21, 1996.

        During the Company's two previous fiscal years and the subsequent interim period up to the date of the change of accountants, there were no disagreements with the Company's former accountant on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of George F. Rombach, C.P.A., would have caused him to make reference to the matter of disagreement in his report. The Company has previously authorized George F. Rombach, C.P.A. to respond fully to the inquiries of Harlan & Boettger, the current independent certified public accountants of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The directors and executive officers of the Company as follows:

Name(1)(2)                Age              Position
----------                ---              --------

Joseph K. Brick            58         Director, and President of
                                       EMB Mortgage Corporation
Bruce J. Brosky(3)         42         Director and Vice President-
                                       Marketing and Public Relations
Malcolm K. Crist           51         Director
William V. Perry(3)(4)     73         Director and Executive Vice
                                       President
Ann L. Petersen            59         Director
Michael P. Roth            57         Director
James E. Shipley(4)        61         Director and President
B. Joe Wimer(4)            40         Director, Secretary and
                                       Treasurer

------------------
(1) The Company presently has no executive committee, nominating committee or audit committee of the Board of Directors.
(2) The officers of the Company hold office until their successors are elected and qualified, or until their death, resignation or removal.

(3) Member of the Company's Stock Option Committee. See "1996 Stock Option, SAR and Stock Bonus Plan", below.

(4) Member of the Company's Compensation Committee. See "Compensation Committee", below.

        The background and principal occupations of each director and executive officer of the Company are as follows:

        Mr. Brick became a director of the Company at the 1997 Annual Meeting of Stockholders in March 1997. In January 1997, he became a director and the President of EMB Mortgage Corporation, the principal operating subsidiary of the Company. From May 1981 to January 1997, Mr. Brick was a mortgage portfolio consultant regarding the evaluation of commercial, multi-family and residential mortgage products, and the servicing and conversion of mortgage portfolios. From August 1988 to April 1991, he was employed by Countrywide Funding Corporation and managed its mortgage operations for all states east of the Mississippi. From 1984 to 1987, he was employed by Money Market Mortgage Corporation as operations manager for its eastern region for commercial, multi-family and residential mortgages. From 1983 to 1984, Mr. Brick was employed by M & I Mortgage Corporation as its Vice President and Production Manager and supervised its start-up of a national bank's mortgage subsidiary. Mr. Brick attended Marquette University.

        Mr. Brosky has been a director and Vice President-Marketing and Public Relations of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. From 1993 to 1995, he was the Director of Marketing of ERA Sterling Real Estate. From 1993 to the present, Mr. Brosky has been the Director of Marketing and Public Relations of Sterling Alliance Group, Ltd. From 1984 to 1992, Mr. Brosky was employed by GTE of California as operator services supervisor, CAG analyst and systems analyst. Mr. Brosky received a B.A. degree from the University of Dubuque in 1978, and received a MBA degree from Loras College in 1979.

        Mr. Crist became a director of the Company at the 1997 Annual Meeting of Stockholders of the Company in March 1997. From 1974 to the present, he has been the President of Crist Accountancy Corporation, a certified public accounting firm in Orange County, California. From 1969 to 1973, Mr. Crist was a staff and a senior audit accountant with Price Waterhouse & Company. He became a certified public accountant in Maryland in 1969 and in California in 1974. Mr. Crist received a B.A. degree in accounting from the College of William and Mary in 1967, and received a M.B.A. degree in finance and accounting from the University of Maryland in 1969.

        Mr. Perry has been the Executive Vice President of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. He is also the Chairman of the Board of EMB Mortgage Corporation, a wholly owned subsidiary of the Company. From 1994 to the present, he has been a director and Vice President of Sterling Alliance Group, Ltd. From October 1993 to the present, Mr. Perry has been associated with ERA Sterling Real Estate. From 1990 to October 1993, he was a director and Vice President of Ameri-West Funding, Inc., engaged in residential, multi-family and commercial mortgages. From 1988 to 1990, Mr. Perry was the President of First Marine Mortgage Company. From 1985 to 1987, he was the Chief Financial Officer of Mobile Medical Group, Inc.; and was the Chief Financial Officer and a director of Oceanic Opera, Inc. from 1984 to 1985. From 1970 to 1984, Mr. Perry was engaged in the real estate brokerage business with several real estate brokerage companies. From 1962 to 1970, he was an electronics engineer with Lockheed Missle and Space Corporation. Mr. Perry graduated from Pacific States University in 1948 with a degree in electrical engineering.

        Mrs. Petersen became a director of the Company on November 25, 1992. She is a resident of Hawaii and has been a housewife since being married in 1958. She attended Marquette University for two years. Mrs. Petersen is an active volunteer in various charitable organizations, including the American Cancer Association.

        Mr. Roth became a director of the Company at the 1997 Annual Meeting of the Stockholders of the Company in March 1997. From 1993 to the present, he has been the Assistant Branch Manager and Sales Associate with Coldwell Banker Real Estate, Inc., a real estate brokerage company, at its branch office in South Laguna, California. From 1981 to 1992, Mr. Roth was the President of Food Service Concept Marketing Inc., a marketing consulting firm. From 1975 to 1981, he was the Vice President Management Supervisor of Wells, Rich, Green Advertising. From 1974 to 1975, Mr. Roth was a Vice President of Shakey's Pizza Parlors. From 1969 to 1975, he was Vice President of Marketing of Bonanza Steakhouses, and was President of its International Division. From 1963 to 1968, Mr. Roth was engaged in franchise marketing for McDonald's Corporation in charge of marketing in 12 western states and Hawaii. Mr. Roth received a B.S. degree from U.C.L.A. in 1962.

        Mr. Shipley has been a director of the Company since January 15, 1996, and became e present, he has been a director and the President of Sterling Alliance Group, Ltd., an affiliate of the Company which recently sold substantially all of its assets and operations to the Company in exchange for Common Stock. He was the Managing Director of EMB Mortgage Corporation, a wholly owned subsidiary of the Company engaged in the real estate mortgage business, from October 1993 to April 1996. Mr. Shipley has served as the Managing Director of ERA Sterling Real Estate, a real estate brokerage firm, from 1987 to the present. From 1968 to 1987, he was engaged in the real estate development business with several companies. In 1988, Mr. Shipley became subject to two felony convictions for forgery endorsement of a check and appropriation of property entrusted to him in the Superior Court of the State of California. Mr. Shipley received a Bachelor of Science degree from Eastern Illinois University in 1960.

        Mr. Wimer has been the Secretary and Treasurer of the Company since April 29, 1996, and became a director of the Company on May 21, 1996. From April 1993 to September 1995, he was the director of business promotion of City Lights Escrow, Inc.; and from October 1992 to April 1993, was the owner and President of Better Service Escrow, Inc. From October 1990 to October 1992, Mr. Wimer was employed by Escrow Masters Inc. regarding business promotion; and held a similar position with Melrose Escrow Inc. from 1988 to October 1990. In each of these positions, he was also responsible for all banking and money management functions. From 1985 to 1988, he was the Chief Financial Officer of Sierra Mortgage Corporation. Mr. Wimer attended California State University-Fullerton and Clark College.

        COMPLIANCE WITH SECTION 16(a) OF EXCHANGE ACT. To the best of the knowledge of the Company, its directors, officers and 10% beneficial owners have filed all reports in compliance with the reporting requirements of Section 16(a) of the Exchange Act, except that Form 3 filed by such persons were not timely filed on or before August 28, 1996, the effective date of the Form 10-SB registration statement of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

        No executive officer or director of the Company received compensation in excess of $100,000 during its fiscal year ended September 30, 1996.

        COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors is comprised of Messrs. James E. Shipley, B. Joe Wimer, and William V. Perry. The Committee makes decisions regarding the Company's employee stock plan and makes decisions concerning salaries and incentive compensation for the executive officers, employees and consultants of the Company.

        1996 STOCK OPTION, SAR AND STOCK BONUS PLAN. The Company has reserved a total of 1,250,000 shares of Common Stock for issuance under the Company's 1996 Stock Option, SAR and Stock Bonus Plan (the "Plan"). At May 31, 1997, no options, SAR's or stock bonuses have been granted or issued under the Plan. Options may be granted to employees (including officers), consultants, advisors and directors, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of non-qualified stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant, and in the case of incentive stock options must be no less than the fair market value. Options granted under the Plan are immediately exercisable but generally vest over four years and must be exercised within 10 years. The members of the Stock Option Committee that administer the Plan are presently Bruce J. Brosky and William V. Perry.

        COMPENSATORY BENEFIT PLAN. The Company established a Compensatory Benefit Plan (the "Plan") that authorized the issuance of up to $500,000 of the fair market value of the Common Stock of the Company to its directors, officers, employees, consultants and advisers for their bona fide services (and such services must not be in connection with the offer and sale of securities in a capital raising transaction or pursuant to a written contract relating to the compensation of such persons), consistent with Rule 701 under the Securities Act of 1933. The Plan was administered by the Compensation Committee of the Board of Directors. The Plan has been terminated.

        OTHER BENEFIT PLANS. The Company does not have any pension plan, profit sharing plan or similar plans for the benefit of its officers, directors or employees. However, the Company reserves the right to establish any such plans in the future.

        BOARD COMPENSATION. Directors of the Company will be compensated by the Company for meeting attendance by an annual directors' fee of $2,500, and are entitled to reimbursement for their travel expenses. From time to time, directors who are not employees of the Company, will receive grants of options to purchase the Company's Common Stock or stock bonuses. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
--------------------------------------------------------------

        The total number of shares of Common Stock of the Company beneficially owned by each of the officers and directors, and persons nominated to become directors of the Company, and all of such directors and officers as a group, and their percentage ownership of the outstanding Common Stock of the Company as of May 31, 1997, are as follows:

                                           SHARES       PERCENT OF
MANAGEMENT                              BENEFICIALLY      COMMON
SHAREHOLDERS(1)                           OWNED(1)         STOCK
---------------                         ------------    ----------
Joseph K. Brick.....................             0               0%
  1420 North Atlantic Avenue
  Suite 1704
  Daytona Beach, Florida  32118

Bruce J. Brosky.....................        87,500(2)          1.4%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

Malcolm K. Crist....................             0               0%
  1015 East Chapman Avenue
  Orange, California 92866

                                           SHARES         PERCENT OF
 MANAGEMENT                              BENEFICIALLY       COMMON
SHAREHOLDERS(1)                           OWNED(1)          STOCK
---------------                         ------------      ----------
William V. Perry....................       290,470(2)(3)       4.7%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

Ann L. Petersen.....................         6,250            .001%
   Star Route 5080
   Keaau, Hawaii 96749

Michael P. Roth.....................             0               0%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

James E. Shipley....................       813,375(4)         13.1%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

B. Joe Wimer........................         6,250(2)         .001%
   575 Anton Boulevard, Suite 200
   Costa Mesa, California 92626

Directors and officers as a group
   (8 persons, including the above)..    1,203,845            19.4%
                                         =========            ====

------------
(1) Except as otherwise noted, it is believed by the Company that all persons have full voting and investment power with respect to the shares, except as otherwise specifically indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as warrants or options to purchase the Common Stock of the Company.

(2) Represents shares of the common stock of Sterling Alliance Group, Ltd. which owns 3,375,000 shares of the Common Stock of the Company (54.3% of its outstanding Common Stock).

(3) Represents shares of Sterling Alliance Group, Inc. owned by Win, Win, Solver Group, Inc., a corporation owned by Mr. Perry. It also includes 13,688 shares held by a trust of which Mr. Perry is the trustee. He is not a beneficiary of the trust, and disclaims any ownership of its securities.

(4) Represents shares of Sterling Alliance Group, Inc. owned by World Trends Financial, Ltd., a corporation owned by Mr. Shipley.

        Because certain directors and officers of the Company are controlling persons or affiliates of Sterling Alliance Group, Ltd. (the "Selling Stockholder")(specifically, William V. Perry, James E. Shipley, Bruce J. Brosky and B. Joe Wimer), such persons may be deemed to be the beneficial owners of the 3,375,000 shares of the Common Stock of the Company held in the name of the Selling Stockholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company entered into certain material transactions with SAG during its fiscal year ended September 30, 1996, as described below. The Selling Stockholder is a Colorado corporation that is beneficially owned 24.3% by James
E. Shipley, a director and the President of the Company, and owned 14.8% by Rory
P. Hughes, a former director and Vice President of the Company, and by certain other directors and officers of the Company to a lesser extent.

        In December 1995, the Company agreed to acquire substantially all of the assets of the Selling Stockholder, including all of the issued capital stock of its subsidiary, Electronic Mortgage Corporation ("EMB"), real property located in Monterey County and in Riverside County, California, office equipment and furniture, and its interests in MortgageShare software as licensed by Virtual Lending Technology, Inc., and assumed certain liabilities of the Selling Stockholder. In exchange, the Company issued 3,375,000 legended-restricted shares of its Common Stock to the Selling Stockholder which presently represents approximately 54.3% of the total issued and outstanding Common Stock of the Company. After this acquisition, the directors, officers and certain consultants of the Selling Stockholder became directors and officers of the Company. As a result of the ownership of common stock of the Selling Stockholder owned by certain present directors and officers of the Company and their families, they are deemed to be beneficial owners of the Common Stock of the Company.

        Prior to this acquisition, Virtual Lending Technology, Inc., a Nevada corporation, licensed certain software to EMB under the terms of a Software Provider Agreement to be used in the mortgage lending business. Rory P. Hughes and Frank D. Tuttle, former officers and directors of the Company, are also the owners and principal officers of Virtual Lending Technology, Inc.

        During the fiscal year ended September 30, 1996, the Company incurred unreimbursed expenses regarding ERA Sterling Alliance Real Estate, a real estate brokerage company owned by the family of James E. Shipley, a director and officer of the Company, in the amount of $129,687, and $1,258 as of March 31, 1997.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 415-48.5 of the Hawaii Business Corporation Law, the Restated Articles of Incorporation and By-Laws of the Company provide for the indemnification of the directors and officers of the Company to the fullest extent permitted by the Hawaii General Corporation Law. These provisions generally permit indemnification of directors and officers against certain costs, liabilities and expenses of any threatened, pending or completed action, suit or proceeding that any such person may incur by reason of serving in such positions, except that a Hawaii corporation has no power to eliminate or limit the personal liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for any act or omission of the director not performed in good faith, or which involves intentional misconduct or knowing violation of law, or which constitutes a wilful or reckless disregard of the director's fiduciary duty; (3) for the director's wilful or negligent violation of any provision of this chapter regarding payment of dividends or stock purchase or redemption; or (4) for any transaction from which the director received an improper benefit. Any determination that indemnification of a director or an officer is, unless ordered by a court, must be made (i) by the Company's stockholders, (ii) by the Company's Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who where not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Restated Articles of Incorporation, By-Laws, and the Hawaii Business Corporation Law further provide that such indemnification is not exclusive of any other rights to which such directors, officers or persons controlling the Company pursuant to the foregoing provisions.

        These provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or the shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. However, such remedies may not be effective in all cases.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each shareholder who beneficially owns more than five percent (5%) of the Company's Common Stock, the number of shares beneficially owned by each and the percent of outstanding Common Stock so owned of record as of May 31, 1997. It is believed by the Company that all persons listed have sole voting and investment power with respect to their shares, except as otherwise indicated.



                                                        SHARES        PERCENT OF
NAME AND ADDRESS                                     BENEFICIALLY    OUTSTANDING
OF BENEFICIAL OWNER                  TITLE OF CLASS     OWNED        COMMON STOCK
-------------------                  --------------  ------------    ------------

Sterling Alliance Group, Ltd.(1)      Common Stock      3,375,000          54.3%(3)
  575 Anton Boulevard, Suite 200
  Costa Mesa, CA 92626

Rory P. Hughes(2)                     Common Stock        499,973           8.0%
  575 Anton Boulevard, Suite 200
  Costa Mesa, California 92626

James E. Shipley                      Common Stock        813,375          13.1%
  World Trends Financial, Ltd.(2)
  508 Easy Street
  Las Vegas, Nevada 89707

Cede & Co.                            Common Stock        777,303          12.5%
  P.O. Box 222
  Bowling Green Station
  New York, New York 10274

-------------------

(1) Sterling Alliance Group, Ltd. (the "Selling Stockholder") is a Colorado corporation. Certain directors and officers of the Company are stockholders, directors, officers and controlling persons of the Selling Stockholder. See "Transactions with Management" and "Security Ownership of Management", above.
(2) Represents shares of the Common Stock of the Selling Stockholder which owns 3,375,000 shares of the Common Stock of the Company.
(3) After the distribution of the shares of Common Stock of the Company by the Selling Stockholder, the Selling Stockholder will not own any shares of the Company. See "Selling Stockholder and Plan of Distribution".


                             CONFLICTS OF INTEREST

           Certain of the present officers and directors of the Company invest independently in securities, either individually or through entities in which they have an interest or with which they are associated. See "Management." Such officers and directors have invested in securities for their own accounts and have engaged in related activities. Participation by such persons in these activities in the future may pose inherent conflicts of interest, including corporate opportunity, time and effort.

           With regard to future situations, the Board of Directors of the Company has adopted a policy statement regarding conflicts of interest between the Company and its officers, directors owning more than 5% of the Company's Common Stock, employees and members of their immediate families. The policy states that the Board considers it a potential conflict with the Company's interests for such persons to take any of the following actions, among others, without disclosure to and approval by the Board of Directors: (i) to serve as an officer, director, employee or be a principal shareholder of, or to receive income from, any enterprise doing business with or competing with the Company;
(ii) to speculate or deal in securities purchased or sold by the Company; (iii) to own an interest in any enterprise doing business with or competing with the Company, other than an interest in less than 1% of the securities of a publicly held company or in securities of banks or savings associations; (iv) participate in the development of any corporation in which the Company has acquired an interest after the date of this Memorandum; or (v) otherwise to benefit from their position with the Company or to deprive the Company of an opportunity to benefit with respect to any transactions between such persons and any business organization other than the Company.

           The foregoing policy does not apply to directors owning less than 5% of the Company's Common Stock or consultants who ares are subject to fiduciary responsibilities as directors or agents of the Company. Officers and directors of the Company may be presented with opportunities which give rise to apparent conflicts of interest which can be resolved only through the exercise of judgment by such officers and directors consistent with their fiduciary duties to the Company arising under Hawaii statutory law and general corporate law.

           The Company has a right of first refusal on all opportunities to participate in the purchase of securities which may be presented to its officers and employees after the date of this Memorandum that are consistent with the investment objectives of the Company. With respect to all directors of the Company, including those who are not officers, employees or owners of 5% or more of the Company's Common Stock, fiduciary obligations exist under Hawaii law prohibiting them from taking advantage of corporate opportunities and from otherwise benefitting by reason of their position on the Company's Board of Directors. In the event any director becomes aware of an opportunity in which he knows the Company would be interested, he is obligated to make the Company aware of that opportunity and to offer it to them on the same terms as it may have been offered to him. Any transactions that take place between any director and the Company or the affiliate of any director and the Company shall be approved by the Board of Directors without the involvement of the interested director and will be approved only if the terms are deemed to be no less favorable to the Company than could be expected in a transaction with an unaffiliated third party.

           As a result of the foregoing policies, all corporate opportunities presented to officers and directors are to be disclosed to the Board of Directors. When the Board of Directors of the Company is presented with a specific situation under the foregoing policy, it will make a judgment as to whether a specific activity should be approved in a manner that is consistent with their fiduciary obligations to resolve such situations in the best interests of the Company. However, due to capital limitations or other factors which the Board may consider in making these judgments, the Board may approve a director's or officer's participation in a securities or other related business opportunity in which the Company will not participate.

        The Board of Directors of the Company will make every effort to minimize any conflicts of interest and, to the extent that any person may be placed in a position of such conflict by virtue of a personal interest in a transaction with the Company, the Board will request that he not participate in any decision making process with regard to the transaction.


                          DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF SECURITIES.

           GENERAL. The Company is authorized to issue 30,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock. There are no shares of Preferred Stock issued and outstanding. As of May 31, 1997, there were 6,211,511 shares of Common Stock issued and outstanding held by 657 stockholders of record.

           COMMON STOCK. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors, out of funds legally available, without any preference. Holders of Common Stock are entitled to one vote per share. Cumulative voting is not allowed for purposes of the election of directors. Thus, the holders of more than 50% of the shares voting for directors can elect all directors. The holders of the Common Stock of the Company have no preemptive rights to purchase new issues of the securities of the Company.

           At the present time, the Company does not intend to pay any dividends on its Common Stock. See "Dividends."

           Upon liquidation or dissolution of the Company, holders of Common Stock are entitled to receive pro rata, either in cash or in kind, all of the assets of the Company after payment of debts. There are no redemption, conversion or preemptive rights attached to the Common Stock.

           PREFERRED STOCK. The Board of Directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series any or all of which may be greater than the rights of the Common Stock. The effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock may not be determined until the Board of Directors specifies the rights of the holders of such Preferred Stock. Such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairment of the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. There are presently no shares of Preferred Stock of the Company that are issued and outstanding.

           WARRANTS AND OPTIONS. As of May 31, 1997, there were outstanding warrants to purchase up to 112,500 shares of the Common Stock of the Company exercisable at prices ranging from $2.00 to $3.00 per share.

           The Company has a stock option and stock bonus plan which covers 1,250,000 shares of the Common Stock of the Company, but no options have been granted under the plan as of the date hereof.

           HAWAII CORPORATE LAW AND CERTAIN CHARTER PROVISIONS. The Company is a Hawaii corporation and subject to Chapter 417E of the Hawaii Business Corporation Act (the "Hawaii Law"), an anti-takeover law. In general, Chapter 417E of the Hawaii Law prevents take-over offers to acquire equity securities of a Hawaii corporation if the offeror would become a beneficial owner of more than 10% of any class of outstanding equity securities, and other similar provisions, subject to certain exceptions such as the written approval of the board of directors. The existence of this provisions would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

           The Hawaii Law further provides that all stockholder action must be effected at a duly called meeting of stockholders. The Company's Restated Articles of Incorporation and By-Laws provide that only the Company's President, a majority of the members of the Company's Board of Directors or at the written request of the holders of at least 50% of the outstanding voting power may call a special meeting of stockholders. These provisions of the Restated Articles of Incorporation and By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company.

           TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock of the Company is Securities Transfer Corporation in Dallas, Texas.

                               LEGAL PROCEEDINGS

           There are no known pending or threatened legal proceedings to which the Company is, or is likely to be, a party or of which any of its assets are or are likely to be subject.

                                 LEGAL MATTERS

           The validity of the securities offered hereby will be passed upon for the Company by Stephen A. Zrenda, Jr., P.C., Oklahoma City, Oklahoma.

                                    EXPERTS

           The consolidated financial statements of the Company at September 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Harlan & Boettger, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

           The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form SB-2 (No. 333-21719) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Judiciary Plaza, New York, New York 10048 and Citicorp Center,

500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

           The Company recently became subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission (File No. 0-11883). Reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549; at its Northeast Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048; and at its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                          INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
EMB CORPORATION AND SUBSIDIARY:

We have audited the accompanying consolidated balance sheet of EMB Corporation (a Hawaii corporation) and subsidiary as of September 30, 1996 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMB Corporation and subsidiary as of September 30, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

We have compiled the accompanying consolidated balance sheet of EMB Corporation and subsidiary as of March 31, 1997, and the consolidated related statements of operations, stockholder's equity and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying March 31, 1997 consolidated financial statements, and accordingly, do not express an opinion or any other form of assurance on them.



Harlan & Boettger
San Diego, California
February 11, 1997

                         EMB CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

  ASSETS                                                                      As of          As of
                                                                         March 31, 1997   September 30,
CURRENT ASSETS                                                             (Unaudited)        1996
                                                                          --------------  ------------
 Cash                                                                       $   129,645   $       395
 Accounts receivable (no allowance deemed necessary)                             17,958        14,582
 Inventory, net                                                                  31,880        35,324
 Note receivable                                                                100,000        14,000
 Mortgage loans receivable (Note D)                                           3,105,625             -
                                                                            -----------   -----------

  TOTAL CURRENT ASSETS                                                        3,385,108        64,301

PROPERTY AND EQUIPMENT, net (Note E)                                            175,182       149,363

RELATED PARTY RECEIVABLE (Note F)                                                 1,258       129,687

NOTE RECEIVABLE (Note G)                                                      3,200,000             -

LAND HELD FOR SALE (Notes A and H)                                               43,000       843,000
OTHER ASSETS                                                                    507,629         4,128
                                                                            -----------   -----------

                                                                            $ 7,312,177   $ 1,190,479
                                                                            ===========   ===========

  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                                           $   213,393   $   195,374
 Bank overdrafts                                                                      -        27,177
 Accrued expenses                                                                41,637        48,886
 Line of credit (Note I)                                                      3,105,625             -
 Notes payable - current portion (Note J)                                       246,293       293,793
 Capital lease obligations - current portion (Note K)                            14,161        28,553
                                                                            -----------   -----------

  TOTAL CURRENT LIABILITIES                                                   3,621,109       593,783

NOTES PAYABLE, net of current portion (Note J)                                   22,770        65,000

CAPITAL LEASE OBLIGATIONS, net of current portion (Note K)                       28,000        30,096

DEFERRED GAIN (Note G)                                                        2,560,000             -
                                                                            -----------   -----------

  TOTAL LIABILITIES                                                           6,231,879       688,879

COMMITMENTS (Note K)

SHAREHOLDERS' EQUITY
 Preferred stock, no par value, 5,000,000 shares authorized, no shares
  issued or outstanding                                                               -             -
 Common stock, no par value, 30,000,000 shares
  authorized; 5,806,692 and 5,311,817 shares issued
  and outstanding, respectively                                               4,748,579     3,910,391
 Common stock subscribed                                                       (187,875)     (200,000)
 Retained deficit                                                            (3,480,406)   (3,208,791)
                                                                            -----------   -----------

  TOTAL SHAREHOLDERS' EQUITY                                                  1,080,298       501,600
                                                                            -----------   -----------

                                                                            $ 7,312,177   $ 1,190,479
                                                                            ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 For the six months
                                   ended March 31,        For the year ended
                                     (Unaudited)          September 30, 1996
                                 ------------------       ------------------
REVENUES
  Mortgage loan revenues              $1,318,741               $   244,874
  Product sales                            9,210                    31,545
                                      ----------               -----------

      TOTAL REVENUES                   1,327,951                   276,419

COST OF SALES - PRODUCT SALES              7,872                    29,636
                                      ----------               -----------

  Gross profit                         1,320,079                   246,783

OPERATING EXPENSES
  General and administrative           2,200,140                 2,790,244
  Depreciation                            11,853                    31,056
                                      ----------               -----------

      TOTAL OPERATING EXPENSES         2,211,993                 2,821,300
                                      ----------               -----------

LOSS FROM OPERATIONS                    (891,914)               (2,574,517)

OTHER INCOME (EXPENSES)
  Interest expense                       (18,101)                  (67,081)
  Gain on land sale                      640,000                         -
                                      ----------               -----------

      TOTAL OTHER INCOME (EXPENSE)       621,899                   (67,081)
                                      ----------               -----------

LOSS BEFORE INCOME TAXES                (270,015)               (2,641,598)
  Income taxes (Note L)                    1,600                     1,600
                                      ----------               -----------

NET LOSS                              $ (271,615)              $(2,643,198)
                                      ==========               ===========

NET LOSS PER COMMON SHARE             $     (.05)              $      (.73)
                                      ==========               ===========

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                          5,605,527                 3,641,421
                                      ==========               ===========


  The accompanying notes are an integral part of these financial statements.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                                                        Total
                                    Common Stock                Preferred Stock            Stock                      Shareholders'
                              --------------------------  --------------------------    Subscription     Retained        Equity
                                Shares        Amounts        Shares        Amount        Receivable       Deficit       (Deficit)
                              -----------  -------------  ------------  ------------     ----------     ---------    ------------
BALANCE, SEPTEMBER 30, 1995    1,644,350     $  345,250             -    $         -     $        -    $  (565,593)    $  (220,343)

 Proceeds from sale of
  shares                         412,707      1,017,914             -             -               -              -       1,017,914

 Shares issued for services      836,389      1,279,460             -             -               -              -       1,279,460

 Shares issued to founders
  for services                   893,712         35,749             -             -               -              -          35,749

 Shares issued for
  Monterey land                  200,000        800,000             -             -               -              -         800,000

 Shares issued for note
  receivable                      50,000        200,000             -             -        (200,000)             -               -

 Shares issued for debt          116,009        232,018             -             -               -              -         232,018

 Shares issued for net
  assets of
  Pacific International,
   Inc.                        1,158,650              -             -             -               -              -               -

 Net loss                              -              -             -             -               -     (2,643,198)     (2,643,198)
                               ---------     ----------  ------------  ------------      ----------   ------------     -----------

BALANCE, SEPTEMBER 30, 1996    5,311,817     $3,910,391             -  $          -       $(200,000)   $(3,208,791)    $   501,600

 Proceeds from sale of
  shares                          50,000        137,500             -             -               -              -         137,500

 Proceeds from exercise of
  warrants                        27,500         55,000             -             -               -              -          55,000

 Shares issued for services      350,000        537,500             -             -               -              -         537,500

 Warrants exercised for
  note receivable                 36,125         72,250             -             -        (112,875)             -         (40,625)

 Payments on note
  receivable                           -              -             -             -         125,000              -         125,000

 Warrants exercised               31,250         35,938             -             -               -              -          35,938

 Net loss                              -              -             -             -               -       (271,615)       (271,615)
                               ---------     ----------  ------------  ------------      ----------   ------------     -----------

BALANCE, MARCH 31, 1997        5,806,692     $4,748,579             -  $          -      $ (187,875)  $ (3,480,406)    $ 1,080,298
                               =========     ==========  ============  ============      ==========   ============     ===========

  The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Six months
                                                            ended
                                                          March 31,     Year ended
                                                            1997       September 30,
                                                        (Unaudited)        1996
                                                        -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                $  (271,615)  $(2,643,198)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Common stock issued for services                          537,500     1,315,209
   Gain on sale of land                                     (640,000)            -
   Depreciation                                               11,853        31,056
   Changes in operating assets and liabilities:
    (Increase) decrease in:
     Accounts receivable                                      (3,376)      (14,582)
     Mortgage loans receivable                            (3,105,625)            -
     Inventory                                                 3,444       (35,324)
     Note receivable                                         (86,000)            -
     Prepaid expenses and other assets                      (503,501)       (2,951)
    Increase (decrease) in:
     Accounts payable                                         18,019       217,867
     Accrued expenses                                        (34,425)       46,637
     Line of credit                                        3,105,625             -
                                                         -----------   -----------

NET CASH USED IN OPERATING ACTIVITIES                       (968,101)   (1,085,286)
                                                         -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment                         (37,673)      (96,846)
 Proceeds from sale of land                                  800,000             -
 Loans made on related party receivable                      128,429       (74,798)
                                                         -----------   -----------

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES          890,756      (171,644)
                                                         -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of notes payable                      54,000       268,893
 Payments under capital lease obligations                    (16,488)      (17,300)
 Proceeds from exercise of warrants                           35,938             -
 Payments on borrowings                                     (184,355)      (38,253)
 Payments on common stock subscribed                         125,000             -
 Sale of common stock                                        192,500     1,017,914
                                                         -----------   -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                    206,595     1,231,254
                                                         -----------   -----------

NET INCREASE (DECREASE) IN CASH                              129,250       (25,676)

CASH, BEGINNING OF PERIOD                                        395        26,071
                                                         -----------   -----------

CASH, END OF PERIOD                                      $   129,645   $       395
                                                         ===========   ===========


  The accompanying notes are an integral part of these financial statements.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Nature of Operations

  EMB Corporation (formerly called Pacific International, Inc.) (the "Company") was incorporated under the laws of the State of Hawaii on May 5, 1960. Effective December 16, 1995, the Company acquired the net assets of Sterling Alliance Group, Ltd ("SAG") which included 100% ownership in Electronic Mortgage Banc, Ltd. ("EMB") and land held for sale. For financial statement purposes the transaction has been recorded as a recapitalization of SAG and the issuance of shares for the net assets of the Company due to the fact that SAG provides substantially all of the historic and on-going operations (See Note C). The historical and on-going financial statements primarily represent the assets, liabilities and operations which were acquired from SAG. All significant intercompany accounts and transactions have been eliminated.

  The Company has an interactive software system for the origination and processing of mortgage loans which it calls Video Interactive Mortgage Process ("VIP"). This system has been linked to the ProShare software developed by Intel Corporation that provides direct teleconferencing and interaction between prospective mortgage borrowers and mortgage lenders. The Company licenses its mortgage software system to real estate brokers, builders, credit unions, mortgage brokers and others. The Company also independently originates and processes mortgage loans, and intends to engage in the secondary placement of real estate mortgages.

  Basis of Accounting

  The Company's policy is to use the accrual method of accounting and to prepare and present financial statements which conform to generally accepted accounting principles.

  Cash

  Cash includes cash on hand and cash in checking and savings accounts at high credit quality financial institutions. The balance, at times, may exceed federally insured limits.

  Inventory

  Inventory is stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) method. Inventory consists of mortgage loan processing and teleconferencing software and equipment.

  Property and Equipment

  Property and equipment is stated at cost, and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Maintenance and repairs are charged to operations as incurred, and major improvements are capitalized. Upon retirement, sale, or other disposition, the related cost and accumulated depreciation are eliminated from the respective accounts and any gain or loss on disposition is reflected in operations.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

  Revenue Recognition - Mortgage Brokerage

  The Company currently generates substantially all of its revenues from two sources. The first source of revenue, Mortgage Loan Origination and Processing Revenue, represents fees charged by the Company to brokers and borrowers for the processing, underwriting and funding of mortgage loans. The second source of revenue, Mortgage Loan Sales Revenue, represents fees received when the Company sells the mortgage loans to ICI Funding Corporation (ICIFC). The Company has a Master Repurchase Agreement with ICIFC, whereby ICIFC has agreed to purchase all retail mortgage loans which have been funded on the Company's line of credit. (See Note I).

  Revenue and Cost Recognition - Land Held for Sale

  The Company expects that it will from time to time hold real estate for sale. Revenue from such sales will be recognized upon closing of the sale. Land acquisition costs have been capitalized and they will be charged to earnings when the related revenue is recognized. Other costs incurred in connection with the land are charged to earnings when incurred. The basis of the land held for sale has been determined based on cash paid of $10,000 and 8,250 shares of common stock given as consideration. A $4.00 per share value was determined by management to be a more clearly evident value in determining the basis for the land held for sale.

  Income Taxes

  Income taxes are provided for using the asset and liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  Per Share Information

  Net loss per common share amounts are computed by dividing net loss by the weighted average number of common and common stock equivalent shares outstanding in the period. Common stock equivalents consist of warrants granted. For the net loss per common share calculation there were no dilutive common stock equivalents.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


B. DEVELOPMENT STAGE BUSINESS:

  During the Company's fiscal year ended September 30, 1995, its operations were not significant; therefore, the Company was considered in the development stage. During the fiscal year ended September 30, 1996, the Company's operations were sufficient to be considered an operating Company. The Company's efforts are concentrated in the mortgage loan industry, including the development of residential mortgage lending on a retail basis directly to consumers and on a wholesale basis to other mortgage brokers.

C. RECAPITALIZATION:

  Effective December 16, 1995, the Company acquired the net assets of Sterling Alliance Group, Ltd. ("SAG") for 3,375,000 shares of the Company's common stock.

  The Company previously did not have an operating business and, accordingly, has treated the transaction as a recapitalization of SAG and recorded the transaction at historical cost. Accordingly, the net assets acquired were accounted for in a manner similar to a pooling of interest.

D. MORTGAGE LOANS RECEIVABLE:

  Mortgage loans receivable represent the Company's security interest in mortgage loans made to retail customers funded on its Imperial Warehouse Lending Group, Inc. line-of-credit, which have not yet been repurchased by ICI Funding Corporation under the terms of a Master Repurchase Agreement. These loans are normally repurchased by ICI Funding Corporation within approximately 10 days of being funded and are therefore classified as a current asset. Cost approximates market value of such loans (See Note I).

E. PROPERTY AND EQUIPMENT:

  Property and equipment are summarized as follows:

                                      March 31,
                                        1997        September 30,
                                     (Unaudited)        1996
                                     -----------    -------------

       Machinery and equipment         $149,865        $112,532
       Furniture and fixtures            71,657          71,317
                                       --------        --------

                                        221,522         183,849
    Less accumulated depreciation        46,340          34,486
                                       --------        --------

    Property and equipment, net        $175,182        $149,363
                                       ========        ========

F. RELATED PARTY TRANSACTIONS:

   Related party receivable at March 31, 1997 and September 30, 1996 consists of amounts due from a related corporation of $1,258 and $129,687, respectively.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


G. NOTE RECEIVABLE:

   Note receivable at March 31, 1997, consists of $3,200,000 due from the sale of the Monterey Land to an unrelated third party for $4,000,000. The note is secured by the property and payable in nine annual payments of $422,867 commencing December, 1997 including interest at 12% per annum with a final payment of principal and any accrued interest due December, 2006. In accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" the Company has provided for the recognition of profit based on the Installment Method and accordingly has recorded a deferred gain of $2,560,000 as of March 31, 1997.

H. LAND HELD FOR SALE:

   SAG acquired approximately five acres of undeveloped land in Riverside County, California on February 24, 1995 from Rancho Brisa Corp., an unrelated third party. SAG paid $10,000 cash, and issued 8,250 shares of its common stock as consideration. Management estimated the fair market value of the common stock to be $4.00 per share, based on sales to unrelated third parties to arrive at a total book value of $43,000 for the property. The land was subsequently collateralized against the $65,000 note payable to Howard C. Kuhle (See Note F).

   SAG also acquired approximately 61 acres of undeveloped land with water producing rights and three wells in Monterey County, California on December 11, 1995 from Golden River Corp., an unrelated third party. Each well can produce approximately 900,000 gallons of water per 24 hour period and the water supply is replenished annually from the run-off of the surrounding mountains. SAG issued 200,000 shares of its common stock as consideration. Management estimated the fair market value of the common stock to be $4.00 per share, based on sales to unrelated third parties, to arrive at a $800,000 book value for the property. The Company sold the Momterey property on December 30, 1996 for $800,000 cash and a note receivable for $3,200,000.


I. LINE OF CREDIT:

   The Company had a $3,000,000 line-of-credit with Imperial Warehouse Lending Group, Inc. which can be used solely for the purpose of funding mortgage loans. borrowings bear interest at Bank America's prime+ .5%. The line is secured by a personal guarantee and the original mortgage notes. The Company must maintain an average daily balance of $1,500,000. As of March 31, 1997 the outstanding balance was $3,105,625. The Company has recorded a corresponding asset, Mortgage Loans Receivable, representing the Company's security interest in the underlying properties. The line expires September 26, 1997. The Company may from time to time exceed its credit limit.

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)



J. NOTES PAYABLE:

   Notes payable are summarized as follows:

                                                                  March 31,
                                                                     1997     September 30,
                                                                 (Unaudited)      1996
                                                                 ----------   -------------
    Note payable to Frederic R. Weeth, interest at 10%,
    no established repayment schedule, note past due, principal
    and any unpaid interest due on demand                        $   24,250    $     26,250

    Note payable to Thomas J. Donahue, interest at 10%,
    no established repayment schedule, note past due, principal
    and any unpaid interest due on demand                            21,750          26,250

    Note payable to Howard C. Kuhle, interest at 12%, interest only payable monthly, principal and any unpaid interest due
    March 1998, secured by deed of trust on Riverside County
    land                                                             65,000          65,000

    Note payable to Baronin Enterprises, Inc., interest at 8%,
    principal and any unpaid interest due on demand                       -          50,000

    Note payable to Haven Funding, L.P., interest at 10.5%, 24 monthly payments of $480 including interest, final payment
    including any unpaid interest due November, 1998                 22,770               -

    Various notes payable to unrelated parties, no established
    repayment schedule, interest ranging from 8% to 11%             135,293         191,293
                                                                 ----------    ------------

                                                                    269,063         358,793

               Less current portion                                 246,293         293,793
                                                                 ----------    ------------

                                                                 $   22,770    $     65,000
                                                                 ==========    ============

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)



K.  COMMITMENTS AND CONTINGENCIES:

    Operating Leases

    The Company leases its facilities under an operating lease from an unrelated third party which expires in March, 2002. Rental expense for the six months ended March 31, 1997 and the year ended September 30, 1996 was $59,411 and $90,132, respectively. The noncancelable operating lease provides that the Company pays for property taxes, insurance and certain other operating expenses applicable to the leased premises.

    Minimum future rental payments under the lease are as follows:

          Twelve months ending
          March 31, (Unaudited)
          --------------------
               1998                          $   72,288
               1999                             227,244
               2000                             244,728
               2001                             262,212
               2002                             262,212
               Thereafter                             -
                                             ----------

                                             $1,068,684
                                             ==========

    Capital Leases

    The Company acquired part of its equipment and furniture under capital lease obligations. The economic substance of the capital lease agreements is that the Company finances the acquisition by making monthly payments over a thirty-six month period. The assets are reflected as part of property and equipment. The following is an analysis of the book value of the leased assets included in property and equipment.

                                             March 31,
                                               1997        September 30,
                                            (Unaudited)         1996
                                            -----------    -------------

                Cost                          $ 75,949        $ 75,949

                Accumulated depreciation       (29,174)        (23,450)
                                              --------        --------

                       Net Book Value         $ 46,775        $ 52,499
                                              ========        ========

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)



K. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

   The future minimum lease payments under capitalized leases and the present value of the net minimum lease payments are as follows:

          Twelve months ended
          March 31, (Unaudited)
          --------------------
                  1998                                        $30,745
                  1999                                         20,497
                                                              -------

                                                               51,242

                  Less amount representing interest             9,081
                                                              -------

                                                               42,161

                  Less current portion of capital lease        14,161
                                                              -------

                                                              $28,000
                                                              =======

L. INCOME TAXES:

    As discussed in Note A, the Company accounts for income taxes in accordance with SFAS 109. The provision for income taxes for the six months ended March 31, 1997 and the year ended September 30, 1996 consists solely of the $800 minimum California franchise tax.

    Provisions for income taxes are summarized as follows:

                                                         Six months ended     Year ended
                                                          March 31, 1997    September 30,
                                                            (Unaudited)         1996
                                                         ----------------   -------------

          Current income taxes                              $   1,600         $   1,600
                                                            ---------         ---------

           Provision for income taxes                       $   1,600         $   1,600
                                                            =========         =========

The components of deferred tax assets are as follows:

                                                           Six months ended   Year ended
                                                            March 31, 1997   September 30,
                                                              (Unaudited)        1996
                                                            --------------   ------------
           Deferred tax assets:
            Net operating losses                                $ 763,300       $ 763,500
                                                                ---------       ---------

            Gross deferred tax assets                             763,300         763,500
            Valuation adjustment                                 (763,300)       (763,500)
                                                                ---------       ---------

             Net deferred tax assets                            $       -       $       -
                                                                =========       =========

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)




L. INCOME TAXES: (CONTINUED)

   The Company has unused net operating loss carryforwards available to offset future taxable income and tax liabilities for income tax reporting purposes. The regular net operating loss carryforwards, which are approximately the same as the alternative net operating loss carryforwards, if not utilized, will expire as follows:

          Years ending
          September 30,                          Federal            State
          ------------                         ------------       ----------
               1999                             $         -       $   44,000
               2000                                       -          430,100
               2001                                       -        2,641,600
               2002                                       -          170,700
               2009                                  86,600                -
               2010                                 430,100                -
               2011                               2,641,600                -
               2012                                 314,500                -
                                                 ----------       ----------

                                                 $3,472,800       $3,286,400
                                                 ==========       ==========

M. SUPPLEMENTAL CASH FLOW INFORMATION:

   Supplemental disclosures of cash flow information for the six months ended March 31, 1997 and the year ended September 30, 1996 are summarized as follows:

                                                   March 31,
                                                     1997        September 30,
                                                  (Unaudited)        1996
                                                  -----------    -------------
   Cash paid for interest and income taxes:
    Interest                                         $18,101        $ 52,232
    Income taxes                                     $     -        $      -

   Noncash investing and financing activities:
    Capital lease obligations incurred               $     -        $ 57,881
    Common stock issued for land                     $     -        $800,000

    Common stock issued for related party
      payable                                        $     -        $232,018

                        EMB CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)




N. CAPITAL STOCK:

   The Company amended its Articles of Incorporation on May 21, 1996, which authorized the issuance of 35,000,000 shares of capital stock; 30,000,000 shares are no par value common stock and 5,000,000 shares are preferred stock. The preferred stock may be divided into and issued in one or more series. As of March 31, 1997 there were no shares of preferred stock issued or outstanding.

   On September 27, 1996 the Company effectuated a one for four (1:4) reverse stock split. The effect of this event has been retroactively applied for financial statement presentation on the statement of shareholders' equity (deficit).

O. STOCK OPTION, SAR AND STOCK BONUS PLAN:

   On April 29, 1996 the Board of Directors approved the "EMB Corporation 1996 Stock Option, SAR and Stock Bonus Plan." Options and SAR's may be granted to employees and independent consultants. No options and SAR's shall be exercisable within six months from date of grant or more than ten years after date of grant. The option price of stock options shall in no event be less than 85%, and for incentive stock options shall in no event be less than 100%, of the "fair market value" of the stock on the date of grant.

   The Company has reserved a total of 1,250,000 shares of common stock for issuance under the plan. As of March 31, 1997, no shares have been granted under the plan. The Company increased the number of shares authorized for issuance under the plan from 250,000 to 1,250,000 at its March 1997 stockholders meeting.

P. WARRANTS:

   The Company has issued 131,250 outstanding warrants to purchase 131,250 shares of no par value common stock at $2.00- $3.00 per share. During the six months ended March 31, 1997, 67,375 warrants were exercised and none have been canceled.

Q. MAJOR CUSTOMER:

   A major source of revenue for the Company is derived from the resale of retail mortgage loans to ICI Funding Corporation (ICIFC). The loss of this business would have a material effect on the Company.

        No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Summary....................................................................   2

The Company................................................................   2

Selling Stockholder and Plan of Distribution...............................   3

Use of Proceeds............................................................   3

Risk Factors...............................................................   3

Capitalization.............................................................  10

Management's Discussion and Analysis of Financial Condition and
 Results of Operations.....................................................  10

Market Price...............................................................  13

Dividends..................................................................  13

Business...................................................................  13

Management.................................................................  21

Principal Stockholders.....................................................  25

Conflicts of Interest......................................................  26

Description of Capital Stock...............................................  27

Legal Proceedings..........................................................  28

Legal Matters..............................................................  28

Experts....................................................................  28

Additional Information.....................................................  28

Financial Statements.......................................................


UNTIL ___________, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



                                3,375,000 SHARES
                                       OF
                                  COMMON STOCK



                                EMB CORPORATION


                                 ------------
                                  PROSPECTUS
                                 ------------


                               ___________, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

           The Company is a Hawaii corporation. Section 415-48.5 of the Hawaii Business Corporation Act (the "HBCA") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

           Article XIII of the Company's Restated Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the HBCA.

           Article III, Section 6 of the Company's By-Laws provides for extensive indemnification of its directors, officers, employees and agents.

           At the present time, the Company does not have any officer-director liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

           The estimated fees and expenses payable by the Company in connection with the distribution of the Common Stock registered hereunder are as follows:


*Securities and Exchange Commission registration fee..   $ 3,426

*Legal fees and expenses..............................    20,000

*Blue sky fees and expenses...........................     1,500

*Printing and engraving expenses......................     3,000

*Accounting fees and expenses.........................     2,000

*Transfer agent and registrar fees....................     1,000

*Miscellaneous........................................     2,000
                                                         -------

 TOTAL                                                   $32,926
                                                         =======

-------------
*  Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.
          ---------------------------------------

           In February 1996, the Company issued 3,375,000 shares (post-split shares) of its Common Stock to Sterling Alliance Group, Ltd. in, a sophisticated purchaser, exchange for assets in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). In addition, the Company issued 821,825 shares of its Common Stock to two sophisticated purchasers in exchange for cancellation of debt and for services during fiscal 1996 in reliance upon
Section 4(2) under the Act.

           The Company offered up to $1,000,000 of its Common Stock and warrants in a limited offering made in reliance upon Rule 504 of Regulation D under the Act. During the fiscal year ended September 30, 1996, sales in the amount of $460,000 covering 125,000 shares of Common Stock, and warrants to purchase 108,750 shares of Common Stock from $2.00 to $3.00 per share during a period of 180 days have been made by the Company. From October 1, 1996 through April 30, 1997, warrants covering 72,250 shares were exercised at $2.00 per share for a total of $144,500.

           During the fiscal year ended September 30, 1996, the Company issued 502,000 shares of Common Stock in reliance upon Rule 701 under the Act under the terms of the Compensatory Benefit Plan of the Company to consultants for services.

ITEM 27.  EXHIBITS.
          --------

  Exhibits:
  --------

  3.1 Restated Articles of Incorporation of EMB Corporation are incorporated by reference to Exhibit 3(i) to the Registrant's registration statement on Form 10-SB (No. 1-11883), filed with the Commission on June 28, 1996 (the "Form 10-SB").

  3.2     The Bylaws of the Registrant are incorporated by referenced to
          Exhibit 3(ii) of Form 10-SB of the Registrant.

  10(a) The Asset Acquisition Agreement dated December 16, 1995, with Sterling Alliance Group, Ltd. is incorporated herein by reference to Exhibit 10(a) to the Form 10-SB of the Registrant.

  10(b) The Appraisal Report dated April 22, 1996, of real property (61 acres) in County of Monterey, California by National Appraisal Service is incorporated herein by reference to Exhibit 10(b) to the Form 10-SB of the Registrant.

  10(c) The Appraisal Report as of December 7, 1994, of 4.89 acres in Counter of Riverside, California, by Tyna M. Stopnik is incorporated herein by reference to Exhibit 10(c) to the Form 10-SB of the Registrant.

  10(d) The License Agreement with Virtual Lending Technology, Inc. is incorporated herein by reference to Exhibit 10(d) to the Form 10-SB of the Registrant.

  10(e) The Seller Agreement between ICI Funding Corporation and EMB Mortgage Banc, Ltd. is incorporated herein by reference to Exhibit 10(e) to the Form 10-SB of the Registrant.

  10(f) The 1996 Stock Option, SAR and Stock Bonus Plan is incorporated herein by reference to Exhibit 10(f) to the Form 10-SB of the Registrant.

  10(g) The Sublease covering the executive offices of the Registrant expiring March, 1997 is incorporated herein by reference to Exhibit 10(g) to the Form 10-SB of the Registrant.

  10(h) The form of license agreement with customers of the Registrant is incorporated herein by reference to Exhibit 10(h) to the Form 10-SB of the Registrant.

  10(i) Residential Mortgage Loan Origination Agreement dated July 31, 1996, with Orange County Federal Credit Union is incorporated by reference to Exhibit 10(i) of Amendment No. 1 to the Form 10-SB of the Registrant.

  10(j) The Long Form Security (Installment) Land Contract with Power of Sale dated December 30, 1996, is incorporated herein by reference to
          Exhibit 7(c)(1) to the Form 8-K report of the Registrant filed on January 9, 1997.

  10(k) The new Seller Agreement between ICI Funding Corporation and EMB Mortgage Corporation is incorporated herein by reference to Exhibit 10(k) to the Form SB-2 (No. 333-21719) of the Registrant filed with the Commission on February 13, 1997 (the "Form SB-2").

  10(l) Master Commitment to Purchase Jumbo and Conforming Residential Mortgages dated January 1, 197, is incorporated herein by reference to
          Exhibit 10(e) to the Form 10-QSB of the Registrant for its fiscal quarter ended March 31, 1997.

  10(m)* Marketing and Distribution Agreement dated March 12, 1997, with Provider Financial Services, Inc.

  11 Statement re: computation of per share earnings --Reference is made to the Statements of Operations of the Registrant for its fiscal year ended September 30, 1996, and the three months ended December 31, 1996, which are incorporated by reference herein.

  16 Letter on changes in certifying accountant is incorporated by reference to Exhibit 16 of Amendment No. 1 to the Form 10-SB of the Registrant.

  21.1 A description of the subsidiaries of the Registrant is incorporated herein by reference to Exhibit 21.1 to the Form 10-KSB of the Registrant for its fiscal year ended September 30, 1996.

  23.1*   Consent of Harlan & Boettger

  23.2*   Consent of Stephen A. Zrenda, Jr., P.C.

  24.1*   Power of Attorney (see signature page of this Registration Statement )

  27.1 Financial Data Schedule as of September 30, 1996 is incorporated herein by reference to Exhibit 27 to the Form 10-KSB of the Registrant.

  27.2 Financial Data Schedule as of March 31, 1997 is incorporated by reference to the Form 10-QSB of the Registrant for the fiscal quarter ended March 31, 1997.

------------------
*Filed herewith


  (b) Reports on Form 8-K. The Registrant did not file any reports on Form 8-K
      -------------------
during the last quarter of its fiscal year ended September 30, 1996. The Company filed a Form 8-K report on January 9, 1997, regarding the sale of its real property in Monterey, California.

  (b) Financial Statement Schedules:

  The following financial statement schedules should be read in conjunction with the consolidated financial statements and notes thereto.

  Independent Auditors' Report

  Schedule V - Property and Equipment

  Schedule VI - Accumulated Depreciation and Amortization of Property and Equipment

  Schedule VIII - Valuation and Qualifying Accounts and Reserves

  Schedule IX - Short-term Borrowings


ITEM 28.  UNDERTAKINGS.
          ------------

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the 1933 Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

        (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California, on June 2, 1997.


  Registrant:    EMB CORPORATION


                 By: /s/ James E. Shipley
                     ---------------------------------
                      James E. Shipley, President



                               POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints James E. Shipley and B. Joe Wimer and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Date:  June 2, 1997


By:  /s/ Bruce J. Brosky                      /s/ William V. Perry
     -------------------------------------    ----------------------------------
     Bruce J. Brosky                          William V. Perry
     Director and Vice President-Marketing    Director and Executive Vice
      and Public Relations                     President



     /s/ Michael P. Roth                      /s/ James E. Shipley
     -------------------------------------    ----------------------------------
     Michael P. Roth                          James E. Shipley
     Director                                 Director and President


     /s/ B. Joe Wimer
     -------------------------------------
     B. Joe Wimer
     Director, Secretary, Treasurer, and
     Principal Accounting Officer